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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Kaiser Aluminum Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO OUR STOCKHOLDERS

FROM OUR EXECUTIVE CHAIRMAN, OUR LEAD INDEPENDENT DIRECTOR AND,

OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 29, 2022

Dear Stockholder:

On behalf of our Board of Directors and management team, thank you for your continued support of Kaiser Aluminum. It is our pleasure to invite you to attend the Annual Meeting of Kaiser Aluminum Corporation to be held at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee, on Thursday, June 2, 2022, at 9:00 a.m. Central.  While we do not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

As part of our contingency planning regarding novel coronavirus (“COVID-19”), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this proxy statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope.  If you plan to attend the Annual Meeting, please review the information on attendance provided on in this proxy statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this proxy statement:

PERFORMANCE HIGHLIGHTS AND BUSINESS STRATEGY

This past year was transformational for the company, and a year with a unique set of operational challenges as we continued to navigate through COVID-19 related impacts on market conditions and our operations, combined with rapidly rising costs, significant supply chain issues, labor constraints and other disruptions. Despite these challenges, we achieved a number of major milestones that served to strengthen the strategic positioning of our company as we continued to manage our business for long-term growth and profitability.

On April 1, 2021, we began a new chapter in the history of Kaiser Aluminum, as we completed the all-cash, $670 million acquisition of Alcoa Warrick LLC (“Warrick”), a leading North American rolling mill focused on the production of can stock for the beverage and food packaging industry with a focus on high margin coated products. We believe the packaging business conducted at Warrick is highly complementary to our existing aerospace, automotive and general engineering cyclic end markets and provides excellent opportunities with favorable demand and industry dynamics driving growth. The acquisition and Warrick’s focus provide a strategic re-entry into the resurging North American aluminum packaging market, and significantly enhances, diversifies and reduces the cyclicality of our portfolio.

In May 2021, recognizing the strength of the capital markets, we issued $550 million aggregate principal amount of 4.50% senior notes, maturing in 2031 and redeemed our then outstanding $350 million aggregate principal amount of 6.50% senior notes, maturing in 2025, significantly reducing the average interest rate and extending the average maturity of our debt and further increasing liquidity.  In early 2022, we proactively amended our undrawn revolving credit facility, increasing the commitment from $375 million to $575 million and extending the maturity date to 2027. Each of these financings reflects a key

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element of our business model and our ongoing commitment to maintaining financial strength and flexibility through all economic and business cycles.

During the latter part of 2021, we successfully completed multi-year contracts and extensions with key strategic aerospace and packaging partners securing additional long-term growth, and commenced a significant capital investment at our Warrick facility designed to strengthen our differentiated market position and further enhance profitability. In addition, our teams delivered record safety performance in 2021 even as we hired and trained hundreds of new employees to support growing demand in our business, and we delivered record claim-free performance to our customers, reflecting the strength of our organization and demonstrating our ability to perform while operating in a very challenging environment.

For the full year 2021, we reported net sales of $2.6 billion and value added revenue of $1.1 billion. Compared to 2020, net sales increased 117% to $1.2 billion and value added revenue increased 59% to $0.7 billion reflecting our acquisition of Warrick at the end of the first quarter 2021, in addition to year-over-year improvement in automotive and general engineering applications. We reported a net loss of $19 million reflecting a $36 million after-tax impact associated with the senior note refinancing. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $193 million were partially offset by $27 million of higher costs related to supply chain issues, labor and training, inflation and integration costs.

Notwithstanding near-term challenges, with a diversified portfolio and strong secular growth trends in each of our aerospace/high strength, packaging, automotive and general industrial end markets, we believe we are well-positioned for continued long-term growth. Further supporting the secular growth in demand, our sustainability driven products provide light-weighting in applications such as aircraft and transportation improving fuel efficiency, increase the use of recycled aluminum in beverage and food packaging, and enable improved performance of our products used in general industrial applications.

With continued confidence in the long-term outlook for our business, in January 2022, our Board approved a 7.0% increase in the quarterly dividend to $0.77 per share, up from the 7.5% increase in early 2021, marking the 11th consecutive year we have increased our quarterly dividend. Our commitment to return capital to our stockholders remains one of the pillars of our capital allocation priorities.

CORPORATE SUSTAINABILITY

Sustainability and our approach to the environment are integral parts of our business, reflected in our culture and embraced by our employees. Our long-standing corporate values reflect a shared commitment to all of our stakeholders as we continue to strive to be a preferred investment, preferred supplier, preferred employer, preferred customer and a valued corporate citizen. These values continue to drive our strategy and ensure the continuity of our culture and the long-term sustainability of our company. We recognize that we must remain diligent in our efforts in order for our strategies and investment decisions to continue to incorporate initiatives that reduce our environmental impact and, in turn, reduce the environmental impact of our customers while creating a positive economic impact for all stakeholders.

Inherently sustainable and infinitely recyclable, our products are part of the carbon solution and efforts to limit global warming to below a 2° C threshold by 2050 by reducing final customer product lifetime emissions through light-weighting and sustainable recycling. Our continuing effort to increase use of recycled scrap to produce secondary aluminum produces less than 10% of the greenhouse gases (“GHG”) associated with primary aluminum production and reduces our purchase of primary aluminum. In addition, our research and development investments continue to focus on enhancing the quality of our products and producing our products to even tighter specifications, which further enhance the machinability of our products and reduce waste throughout the value stream. Our continuous improvement efforts to achieve increasing manufacturing efficiency and reduce environmental impact include focused lean initiatives, capital investments, and increased use of scrap/recycled aluminum.

As part of our efforts to continue to improve and expand on our environmental, social and governance (“ESG”) metrics and disclosures, we have publicly disclosed our GHG emissions, air emissions, water withdrawal and workforce gender and ethnicity diversity data. In addition, we further enhanced ESG-related policies and disclosures, including our Human Rights and Diversity, Equity, Inclusion and Belonging Policies, consistent with our corporate values and Code of Business Conduct and Ethics. We also implemented long-term goals to reduce our Scope 1 and Scope 2 emissions intensity by 20% compared to 2019 levels by 2030; reduce our Scope 3 estimated emissions intensity by more than 35% compared to 2019 levels by 2030; and reduce our overall Scope 1, 2 and 3 estimated emissions intensity by more than 30% compared to 2019 levels by 2030. We will continue to monitor and measure our disclosures based upon the Sustainability Accounting Standards Board (“SASB”) guidelines, as we continue to align with the SASB and the Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks.

We have made significant progress on our ESG programs and we remain committed to further advancing our initiatives in 2022 and beyond.

BOARD OVERSIGHT OF STRATEGY

Our Board remains actively focused on overseeing our business strategies, risk management, talent development, succession planning and the development and execution of our long-term strategy. Although ESG has been an integral part of the board’s overall risk management oversight, recognizing the increasingly important areas of focus for the company’s stockholders and stakeholders around ESG activities and initiatives, in 2021 we expanded the scope of duties and responsibilities of our former Talent Development Committee, now known as the ESG Committee, to provide more focused oversight of the company’s ESG activities and strategic initiatives, including climate-related risks and opportunities.  The ESG Committee also continues to provide oversight of executive succession planning, human capital development, and diversity of management and the workforce.

Our Board contributes to management’s strategic plan by engaging senior management in robust discussions about our overall strategy, priorities for our businesses, capital allocation, risk assessment and opportunities for continued long-term growth through our regularly scheduled meetings, including a dedicated annual strategic planning session, and throughout the year. In addition, our Board, led by the ESG Committee, will also continue to engage with management on ESG matters in more detail, including the company’s internal metrics and goals, key ESG strategies and initiatives to achieve or exceed those goals, the company’s performance, and the associated risks and opportunities as well as emerging trends and investor expectations regarding ESG topics.  Overseeing the company’s activities related to its ESG programming and initiatives facilitates the Board’s ability to evaluate risks and opportunities for the company’s long-term sustainability and value creation for its stakeholders while ensuring consistency within the company’s culture and corporate values.

CORPORATE GOVERNANCE AND STAKEHOLDER ENGAGEMENT

We believe effective governance means ongoing and thoughtful evaluation of our governance structure, including our Board and Board committees, and constructive stockholder and other stakeholder engagement. Internally, we conduct an annual corporate governance survey of management and non-management employees in order to monitor the internal perception around a broad range of topics, including our control environment, risk mitigation and management, the use of technology and cybersecurity, our corporate values, diversity, equity, inclusion and belonging and the overall “tone at the top.” In addition, as we continue to foster and maintain open communication and constructive relationships with our employees, we conduct regular state of the plant meetings, provide business updates and engage regularly with union representatives on a wide variety of matters important to our employees and the long-term success of the company. Each of our union represented facilities also maintains a joint safety committee that includes union representation.

To help us achieve and maintain a strong safety culture and performance, we partner with our unions on a local and international level and actively participate in various industry groups, including the Aluminum Association and Metals Service Center Institute to share and identify best practices that are relevant for our industry. We also engage with and make contributions to the BlueGreen Alliance, a group formed by labor unions and environmental organizations to solve environmental challenges in ways that create and maintain quality jobs and build a clean, thriving and equitable economy. In addition, as part of our environmental focus and initiatives, we continue to expand our engagement with all stakeholders, including environmental groups, state and local government agencies, and industry and business peers to enhance our mutual understanding of opportunities, issues, concerns and challenges.

In 2021, in addition to interactions regarding our financial performance, management engaged with stockholders representing approximately 50% of our outstanding shares on a variety of matters relating to our long-term business strategy and performance, executive compensation and ESG, as well as to our strategic acquisition of Warrick. Our Board values the feedback and insights gained from frequent engagement with our stockholders and our directors occasionally participate in one-on-one meetings with our stockholders. We are committed to including the perspective of our stockholders in boardroom discussions, and we believe that regular engagement with our stockholders is necessary in order to ensure thoughtful and informed consideration of those matters. We look forward to continuing to engage in productive dialogue with our stakeholders in 2022 and beyond.

BOARD COMPOSITION

Our Board is highly independent, engaged and diverse in perspectives and backgrounds as reflected by its composition, which is currently 85% independent, 23% gender diverse and 23% ethnically diverse.  This structure underscores the Board’s belief that we are best served when we can draw upon members with a variety of perspectives to exercise strong and experienced oversight. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures among our directors to promote both continuity and fresh perspectives on our Board.

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BOARD REFRESHMENT AND SUCCESSION PLANNING

Our Board recognizes the importance of and is committed to board refreshment and succession planning such that our directors possess a composite set of skills, experience and qualifications necessary to review, challenge and shape our company’s strategic direction.  The Nominating and Corporate Governance Committee, working with our CEO, the Executive Chairman and the Lead Independent Director, regularly assesses each individual director’s performance, relevant skills and experience to promote Board refreshment and the continued alignment of the overall skillsets of our directors with the evolving needs and strategies of our company.

In 2021, in addition to our internal periodic assessment of the alignment of director skills and experience with the evolving needs of the company, we commissioned an evaluation of our board processes and director engagement, relevant skills and experiences by an independent third party consultant. The results from the interviews were summarized and reviewed with the Nominating and Corporate Governance Committee and the full Board.  The Executive Chairman and the Lead Independent Director also met with each director individually to review the feedback from the independent third party consultant.  In addition, we meet with the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (the “USW”) at least  annually to discuss (i) our most recent assessment of strategic board skills, experience and attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Furthermore, we thoughtfully plan for director succession and board refreshment by developing and following a long-term succession plan. The Board has an ongoing opportunity to evaluate the depth and diversity of experience of our Board; anticipate and plan for changes, including retirements; constructively engage with the USW; expand and replace key skills and experience that support our strategies; build on our record of board diversity; and maintain a balanced mix of tenures.

The Nominating and Corporate Governance Committee also plans for the orderly succession of our Lead Independent Director and of the Chairs of our Board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.  In the last five years, we have added seven highly qualified (six independent) directors to our Board, including the addition of Michael C. Arnold and Kevin W. Williams in 2021. Mr. Arnold is retired President and Chief Executive Officer of Ryerson Inc., has previously held various senior management positions with The Timken Company and has extensive manufacturing and distribution expertise in metals industries and public company board experience, as well as mergers and acquisition and supply chain experience in metals industries. Mr. Williams is President and Chief Executive Officer of GAA Manufacturing and Supply Chain Management, previously served as President and Managing Director of General Motors of Canada Limited and has extensive manufacturing, automotive and supplier quality and development expertise as well as experience in labor relations. The addition of Messrs. Arnold and Williams further strengthened our Board to help the company achieve long-term success.

SUMMARY

As we have noted, we will continue to manage our business for long-term success in a manner that is economically, environmentally and socially responsible. With this as our foundation, and with Kaiser Aluminum’s legacy of more than 75 years, our commitment to sustainability will continue to drive us forward for further success in the years ahead. We remain focused on adhering to our values and maintaining our corporate culture, strong corporate governance practices, a talented and diverse employee base, and implementing our strategies and investment decisions that continue to incorporate initiatives that reduce our environmental impact while promoting long-term growth. Consistent with our values, we will continue to be a valued corporate citizen and a good steward of capital and invest in a manner that supports the sustainability of Kaiser Aluminum, our employees and their families, the environment and interests of all of our stakeholders. We continue to be grateful for your support of Kaiser Aluminum and of our Board as the future of our company remains bright.

Keith A. Harvey	Jack A. Hockema	Alfred E. Osborne, Jr.
President and Chief Executive Officer	Executive Chairman of the Board	Lead Independent Director

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Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 2, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation will be held at the company's corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee, on Thursday, June 2, 2022, at 9:00 a.m., local time, for the following purposes:

(1)	To elect four members to our board of directors for three-year terms to expire at our 2025 annual meeting of stockholders;
(2)	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
(3)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; and
(4)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.  This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 29, 2022.

The close of business on April 11, 2022 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

April 29, 2022
Franklin, Tennessee

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his or her qualifications may be found beginning on page 4.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
Keith A. Harvey	62	July 2020	President and Chief Executive Officer, Kaiser Aluminum Corporation		●	Executive
Alfred E. Osborne, Jr.	77	July 2006	Senior Associate Dean – External Affairs, University of California, Los Angeles (“UCLA”) Anderson School of Management	✓	●	Executive
					●	Nominating and Corporate Governance
					●	Lead Independent Director
Teresa M. Sebastian	64	June 2019	President and Chief Executive Officer, The Dominion Asset Group	✓	●	Audit
					●	ESG
					●	Nominating and Corporate Governance
Donald J. Stebbins	64	June 2019	Former President and Chief Executive Officer, Superior Industries International, Inc.	✓	●	Compensation
					●	Executive
					●	Nominating and Corporate Governance

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 13.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

Additional information about the independent registered public accounting firm may be found beginning on page 15.

PROXY STATEMENT SUMMARY

The past year was transformational for our company, although one with a unique set of operational challenges. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

COMPANY OVERVIEW	•	Leading North American producer of highly engineered aluminum mill products that are part of the carbon solution
	•	Focus on demanding applications for aerospace, packaging, automotive and general industrial end use markets
	•	Integral “pass-through” business model to mitigate the impact of aluminum price volatility
	•	Long-standing relationships with blue chip customers – original equipment manufacturers, tier 1 suppliers, metal service centers and beverage and food packaging manufacturers
	•	Competitive cost position; differentiation through superior product attributes and “Best in Class” customer satisfaction
	•	Commitment to sustainable practices remain a critical and integral part of corporate strategy

2021 PERFORMANCE HIGHLIGHTS	•

Completed $670 million strategic acquisition of Kaiser Aluminum Warrick, LLC (formerly known as. Alcoa Warrick LLC); re-entered North American packaging market; diversified portfolio into growing non-cyclic end market

	•	Commenced ~$150 million investment in a new roll coat line at the Warrick facility to shift additional 25% of production to higher-margin coated products
	•	Completed multi-year contracts and extensions with key strategic aerospace and packaging customers, securing additional long-term growth
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Completed opportunistic issuance of $550 million aggregate principal amount of 4.50% senior notes and redeemed $350 million aggregate principal amount of our 6.50% senior notes, increasing overall liquidity by ~$160 million

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Continued to return cash to shareholders by increasing quarterly dividend for the 10th consecutive year in early 2021 by 7.5% to $0.72 per share (and again for a 11th consecutive year in early 2022 by an incremental 7.0% to $0.77 per share)

	•	Strong safety performance with record LCIR performance
	•	Record quality performance

Shipments	Net Sales	Net Loss (1)	Adjusted Net Income (2)	Value Added Revenue (2)	Adjusted EBITDA (2)	Net Loss Per Diluted Share (1)	Adjusted Earnings Per Diluted Share (2)

1.1	$2.6	$19	$39	$1.1	$193	$1.17	$2.40

Billion lbs	Billion	Million	Million	Billion	Million

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(1)	Includes a $36 million after-tax impact associated with our senior note refinancing.
(2)

See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”) or “adjusted” are not intended to be (and should not be relied on) in lieu of the comparable caption under GAAP to which it is reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded

CAPITAL ALLOCATION PRIORITIES	•	Organic Investments
		•	Invested ˃$900 million in the business since 2007 (~2x depreciation)
		•	Long-term sustaining capital of ~60% of depreciation (varies by year)
	•	Inorganic Growth
		•	Opportunistic investment for strategic value creation
	•	Regular Dividends
		•	Dividends increased each year since 2011
		•	>$400 million returned to stockholders since 2007
	•	Share Repurchases
		•	Deployed excess cash beyond recession contingency needs through share repurchases
		•	~$474 million returned to stockholders through share repurchases since 2007

BOARD OF DIRECTORS	•	Diverse and highly independent Board
	•	Ongoing commitment to board refreshment - seven highly qualified directors added since 2018 (six independent)
	•	Robust and multi-tiered Board and Committee annual assessment process, including the use of an independent third party to facilitate 2021 Board and Committee evaluations
	•	Continuing focus on identifying critical skills needed to support company strategy and board succession planning
	•	Strong support for continued proactive and effective stockholder engagement (approximately 50% annually)
	•	USW has general right to nominate 40% of our Board members

ESG HIGHLIGHTS	•	Issued updated Sustainability Report, which published Scope 1 and 2 greenhouse gas (“GHG”) emissions data, among other disclosure enhancements
	•	Released workforce gender and ethnicity diversity metrics
	•	Began process to align disclosure with SASB and TCFD
	•	Continued to increase our use of recycled aluminum, which saves more than 90% of the energy generally required by primary aluminum production
	•	Established 2030 GHG emission intensity reduction targets across Scope 1, 2 and 3 estimated emissions
	•	Enhanced Human Rights Policy and Code of Business Conduct and Ethics and formalized Environmental and Diversity, Equity, Inclusion and Belonging Policies
	•	Achieved record safety (LCIR) and quality performance in 2021
	•	Implemented Women’s Leadership Program to commence in June 2022
	•	Leveraged and incorporated well-established diversity, equity, inclusion and belonging (“DEIB”) best practices, including targeted training for hiring managers, employee resource groups and training

EXECUTIVE COMPENSATION	•	Approximately 80% of CEO target compensation is “at-risk”, with >50% subject to stringent performance metrics
	•	Approximately 50% to 70% of the target compensation of the other named executive officers is “at-risk”, with 35% to 50% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for executive compensation (approximately 95% approval in 2021)
	•	Incentive plans continue to require increasing levels of performance

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EXECUTIVE COMPENSATION HIGHLIGHTS

Although payouts under our 2021 short-term and 2019 – 2021 long-term incentive plans were significantly impacted by the continued severe business conditions resulting from the COVID-19 pandemic and supply chain disruptions, based on management’s recommendation, the compensation committee did not make any adjustments to our existing incentive programs. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. Accordingly, we determined that it was appropriate to maintain our existing incentive programs without adjustments that would otherwise mitigate the continued negative impact of the COVID-19 pandemic and supply chain disruptions on the payouts.

As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2021 compensation structure was developed and designed to:

•	align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing stockholder return;
•	attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;
•	deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;
•	tie our executive compensation to our ability to pay and safety, quality, delivery, cost and individual performance directly linked to our strategic initiatives; and
•	require increasing levels of financial performance as we continue to invest in our business.

In 2021, the compensation of our named executive officers consisted primarily of the following components:

•

a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•

a short-term annual cash incentive (1) payable only if our company achieved a certain adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, performance level, which performance level has continued to increase annually, as we continue to invest in our business, resulting in increasingly demanding performance required to realize the same or similar payouts year-over-year, (2) adjusted based on our (a) safety performance, (b) quality performance, (c) delivery performance, (d) cost performance, and (e) in exceptional instances approved by our compensation committee, positive and negative adjustments to individual awards based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at three times target; and

•

an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding and the underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends.  The following table describes the performance share metrics (described more fully below) we used for our 2019 – 2021, 2020 – 2022 and 2021 – 2023 long-term incentive programs:

Performance Share Metrics	2019-2021	2020-2022	2021-2023
Relative TSR	60%	60%	60%
Total Controllable Cost	40%	20%	20%
Adjusted EBITDA Margin		20%	20%

The compensation committee, working with the compensation committee’s independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2021, the compensation committee approved the 30-company peer group more fully described in our CD&A section with (1) market capitalizations ranging from approximately $278 million to approximately $13.5 billion and a median market capitalization of approximately $2.0 billion, each as of the end of October 2020, and (2) 2019 revenues ranging from $493 million to approximately $3.5 billion and median revenue of approximately $1.7 billion.  Our market capitalization and revenue, both as of December 31, 2021, were $1.5 billion and $2.6 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2021 short-term incentive and 2021 – 2023 long-term incentive plans:

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 10%
			Individual	+/- 100%
Long-Term Incentive Plan	Total Controllable Cost	20%
	TSR	60%
	Adjusted EBITDA Margin	20%

_______________

* The safety modifier is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"), the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency.  As noted, the individual modifier is discretionary and, with respect to our executive officers, only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives.

The following summarizes our performance against the metrics under our 2021 short-term incentive and 2019- 2021 long-term incentive plans:

2021 Short-Term Incentive

______________

* The targets are based on the Adjusted EBITDA required to achieve the designated return on adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  As noted, our increasing net assets and depreciation raise the year-over-year Adjusted EBITDA targets.  While we achieved record safety (LCIR) and quality performance in 2021, our on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in modifiers of +6%, +5%, -10% and -10%, respectively, and an overall reduction of our Adjusted EBITDA multiplier of -9% to a final multiplier of 0.65x.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional instances approved by the compensation committee with respect to our executive officers, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	No payout unless we:
(1) achieve the threshold Adjusted EBITDA goal of a 6% return on our adjusted net assets; and
(2) generate positive adjusted net income
•	Maximum payout capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Annual Performance Award Payouts under Short-Term Incentive Plans for our Named Executive Officers

The Adjusted EBITDA targets under our short-term incentive plan reflect the Adjusted EBITDA required to achieve 6%, 12% and 30% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year.  In 2021, our company size increased due to our acquisition of Warrick, resulting in a 17.5% increase of our Adjusted EBITDA target for 2021 compared to 2020.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers.  See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

Our Adjusted EBITDA Multiplier under our 2021 Short-Term Incentive Plan was impacted by the continued challenging business conditions resulting from the COVID-19 pandemic and supply chain disruptions.  After the application of modifiers, the final multipliers under our short-term incentive plan for 2019, 2020, and 2021 were 0.96x, 0.51x and 0.65x, respectively, each reflecting the impact of our performance against demanding modifiers

2019- 2021 Long-Term Incentive

Relative TSR*	Total Payout Percentage: 31%
Controllable Cost**

_____________

* Relative TSR was against companies comprising the S&P 600 SmallCap Materials Sector Index.

** There was no payout under the Controllable Cost performance metric as we did not achieve the threshold performance

FEATURES
•	Three-year performance period (2019-2021)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on controllable cost
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we offset inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our long-term incentive plans.

	2017-2019 Plan			2018-2020 Plan			2019-2021 Plan
Metric	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
TSR	40%	1.92x	0.77x	30%	1.24x	0.37x	60%	0.52x	0.31x
Cost	40%	0.85x	0.34x	40%	0.04x	0.02x	40%	0.00x	0.00x
EVA	20%	0.00x	0.00x	30%	0.00x	0.00x	0%	0.00x	0.00x
Plan Multiplier			1.11x			0.39x			0.31x

Performance Share Award Payouts Based on Relative TSR

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2017-2019, 2018-2020 and 2019- 2021 long-term incentive programs:

The performance shares earned were determined by our TSR over the applicable three year performance period compared to the TSR of the other companies comprising the S&P 600 SmallCap Materials Sector Index.  In considering constituents for the S&P SmallCap 600, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $850 million and $3.6 billion, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	≥ 90th	2.0x

v

Performance Share Award Payout Based on Controllable Cost

For our 2019- 2021 long-term incentive compensation program, 40% of the performance shares issued to our named executive officers were subject to a controllable cost performance metric that required our company to reduce controllable costs to offset underlying inflation over the three-year performance period to achieve the target payout of performance shares subject to the controllable cost metric.  A 9% reduction of controllable costs after offsetting underlying inflation over the same three-year period would result in payout of performance shares equal to two times target and an increase of controllable costs of 9% or more over the three-year performance period would result in no payout of performance shares subject to the controllable cost metric.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead.  Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

There was no payout under the controllable cost metric as we did not achieve the threshold performance by offsetting underlying inflation during the performance period.

2021 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with 80% of the total target compensation being at-risk (short- and long-term compensation), more than 60% of the total target compensation being long-term, and 70% of the long-term target being allocated to performance shares.

As a result of our increased company size due to our acquisition of Warrick, the compensation committee approved a new peer group for us for 2022.  The market pay analysis performed by Meridian at the end of 2021, using the new peer group for 2022, reflected that the total target compensation of our CEO for 2021 was 19% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 7% below the median base salary, (2) short-term incentive target was approximately 21% below the median and (3) long-term incentive target was approximately 21% below the median.  The payout to our CEO under the incentive program was further impacted by the challenging business conditions resulted from the COVID-19 pandemic and supply chain disruptions.  As previously discussed, although the payouts under our incentive programs were significantly impacted by the severe business conditions resulting from the COVID-19 pandemic and supply chain disruptions, based on management’s recommendation, the compensation committee did not make any adjustments to our existing incentive programs.

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 2, 2022: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?
A:	This Proxy Statement is first being sent to our stockholders on or about May 6, 2022 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.
Q:	When is the Annual Meeting and where will it be held?
A:	The Annual Meeting will be held on Thursday, June 2, 2022, at 9:00 a.m., local time, at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.

As part of our contingency planning regarding novel coronavirus (COVID-19), we are preparing for the possibility that the date, time or location of the Annual Meeting may be changed or that the Annual Meeting may be held by means of remote communication (sometimes referred to as a "virtual" meeting). If we take this step, we will announce the decision to do so in advance through a press release and public filing with the Securities and Exchange Commission, and details will be available at www.kaiseraluminum.com.

Q:	Who may attend the Annual Meeting?
A:	All of our stockholders of record may attend the Annual Meeting.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on April 11, 2022 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
Q:	On what am I voting?
A:	You will be voting on:
•	the election of four members to our board of directors to serve until our 2025 annual meeting of stockholders;
•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
•	the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; and
•	such other business as may properly come before the Annual Meeting or any adjournments.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
•	"FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;
•	"FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement; and
•	"FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.
Q:	How can I vote?
A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.
Q:	How do I vote by proxy?
A:	If you choose to vote your shares by proxy, you have the following options:

•

Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022.

•

By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022.

•	By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.
Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?
A:	You may obtain directions to the Annual Meeting by calling us at (629) 252-7040.
Q:	What constitutes a quorum?
A:

As of April 11, 2022, the record date, 15,904,321 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

Q:	What are the voting requirements for the proposals?
A:	There are different voting requirements for the proposals.
•

Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election.  A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director.  If an incumbent director nominee receives a greater number of votes withheld than in favor of his or her election in an uncontested election, the nominee must promptly tender his or her resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the Securities and Exchange Commission. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•

The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022, your shares will not be counted in the vote for such proposal and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:

As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the company's named executive officers is not approved by the stockholders on an advisory basis?

A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement.  The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022 is not ratified by the stockholders?
A:

Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?
A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:
•	voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022;
•	submitting a properly signed proxy card with a later date;
•	delivering, no later than 5:00 p.m., Eastern Time, on Wednesday, June 1, 2022, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or
•	attending the Annual Meeting and voting.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.
Q:	Who will count the votes?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.
Q:	How much will this proxy solicitation cost?
A:

We will bear the cost of the solicitation of proxies.  We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

We have a diverse and independent board of directors.  Our board of directors currently has 13 members, consisting of our CEO, our former CEO and 11 independent directors. Our current directors are:

Michael C. Arnold	Alfred E. Osborne, Jr., Ph.D.

David A. Foster	Teresa M. Sebastian

Leo W. Gerard	Donald J. Stebbins

Keith A. Harvey	Thomas M. Van Leeuwen

Jack A. Hockema	Brett E. Wilcox

Emily M. Liggett	Kevin W. Williams

Lauralee E. Martin

Mr. Hockema, our former CEO, serves as Executive Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. If each of our four director nominees is elected, the size of our board of directors will be reduced from 13 to 12 members.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below.  Additionally, our directors have a broad range of tenures, from less than one year to almost 20 years of service, with an average tenure of approximately 8.5 years.  We believe this balances institutional knowledge and experience with new perspectives and ideas.

The table below sets forth the knowledge, skills or board experience, demographics and board tenure of our directors as of April 29, 2022:

BOARD DIVERSITY MATRIX (AS OF APRIL 29, 2022)
Total Number of Directors: 13
	Arnold	Foster	Gerard	Harvey	Hockema	Liggett	Martin	Osborne	Sebastian	Stebbins	Van Leeuwen	Wilcox	Williams
DEMONGRAPHIC BACKGROUND
African American or Black								✓	✓				✓
Asian
White	✓	✓	✓	✓	✓	✓	✓			✓	✓	✓
Hispanic or Latinx
Alaskan Native or Native American
Two or More Race or Ethnicity
LGBTQ+
Did Not Disclose Demographic Background
GENDER IDENTITY
Male	✓	✓	✓	✓	✓			✓		✓	✓	✓	✓
Female						✓	✓		✓
Non-Binary
Did Not Disclose Gender

	Arnold	Foster	Gerard	Harvey	Hockema	Liggett	Martin	Osborne	Sebastian	Stebbins	Van Leeuwen	Wilcox	Williams
KNOWLEDGE, SKILLS OR BOARD EXPERIENCE
Other Public Company Board Experience	✓	✓			✓	✓	✓	✓	✓	✓		✓
Public Company CEO Experience or Equivalent	✓		✓	✓	✓		✓					✓	✓
Industrial Specific / Operations Experience	✓		✓	✓	✓			✓	✓	✓	✓	✓	✓
Mergers and Acquisitions	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International	✓	✓	✓		✓	✓	✓		✓	✓		✓	✓
Governance	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal / Regulatory									✓			✓
Financial / Accounting	✓			✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Public Policy / Academia		✓						✓	✓			✓
BOARD TENURE
Years	0	13	2	1	20	3	11	15	2	2	15	15	0

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class I directors expires at the Annual Meeting; the term of our Class II directors will expire at the 2023 annual meeting of stockholders; and the term of our Class III directors will expire at the 2024 annual meeting of stockholders.

Mr. Van Leeuwen is not standing re-election when his term ends at the Annual Meeting. To rebalance our Board classes, Mr. Harvey, who is currently a Class II director with a term expiring at the 2023 annual meeting of stockholders, agreed to being nominated for election as a Class I director and has resigned as a Class II director contingent on his election as a Class I director at the Annual Meeting.

Board Refreshment and Director Succession Planning

We are committed to board refreshment and have added seven highly qualified directors, six of whom are independent, to our board since 2018.  The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	7	54%
6-10 Years	0	0%
11+ Years	6	46%

We thoughtfully plan for director succession and board refreshment.  By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•	evaluate the depth and diversity of experience of our board;
•	anticipate and plan for changes, including retirements;
•	constructively engage with the USW;
•	expand and replace key skills and experience that support our strategies;
•	build on our record of board diversity; and
•	maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of the executive chair, independent lead director and each of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities.

Board Composition and Diversity

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence and diversity.

Gender Diversity	Ethnic Diversity	Independence
23%	23%	85%

Nominees for Class I Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the four nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than four nominees.

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Set forth below is information about the Class I director nominees, including their ages, present principal occupations, other business experience, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes and skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the company. As noted, to rebalance our classes, Mr. Harvey, who is currently a Class II director with a term expiring at the 2023 annual meeting of stockholders, agreed to being nominated for election as a Class I director and has resigned as a Class II director contingent on his election as a Class I director at the Annual Meeting.

Keith A. Harvey

President and Chief Executive Officer

Director since: 2020

Committee: Executive

Age: 62

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Harvey, see “Executive Officers” below.

QUALIFICATIONS:

Mr. Harvey’s substantial experience with our company and in the aluminum industry allows him to provide his perspective to our board of directors regarding our business, our industry and the strategic direction for our company based on his years of experience with our company in increasing leadership roles and in the aluminum industry.

Alfred E. Osborne, Jr.

Lead Independent Director

Director since: July 2006

Committees: Executive and Nominating and Corporate Governance (Chair)

Age: 77

Other Public Board Memberships:
– Waverley Capital Acquisition Corp. 1 (August 2021 - Present)
– First Pacific Advisor family of seven funds (Capital, Crescent, International Value, New Income, Paramount, Perennial and Source Capital) (1999 - Present)
– Wedbush Capital (1998 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Dr. Osborne is the Senior Associate Dean for external affairs at the UCLA Anderson School of Management, served as Interim Dean from July 2018 to July 2019 and is a Professor of Global Economics and Management since July 2008.  Dr. Osborne was previously the Senior Associate Dean at the UCLA Anderson School of Management from July 2003 to June 2018 and an Associate Professor of Global Economics and Management and served as the Director of the Harold and Pauline Price Center for Entrepreneurial Studies at the UCLA Anderson School of Management.

QUALIFICATIONS:

Dr. Osborne has served on many boards and board committees of public companies and investment funds over a more than 30-year period. During that time, Dr. Osborne worked extensively on the development of board and director best practices, as well as director training and governance programs sponsored by the UCLA Anderson School of Management. Dr. Osborne was one of the original directors selected by a search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 and was selected because of his public company board experience and governance background. During his service on our board of directors, Dr. Osborne has gained an understanding of our company and the environment in which we operate. Dr. Osborne's experience as a director of public companies, as a member of various board committees of public companies, and as an educator in the fields of business management and corporate governance allows him to draw on his experience and offer guidance to our board of directors and management on issues that affect our company, including governance and board best practices.

Teresa M. Sebastian

Director Since: June 2019

Age: 64

Committees: Audit, ESG and Nominating and Corporate Governance

Other Public Board Membership:
– Terminix Global Holdings (July 2021 – Present)
– The AES Corporation (January 2021 – Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Sebastian has been the President and Chief Executive Officer of The Dominion Asset Group, an angel investment and venture capital firm, since June 2015, an adjunct professor for accounting and enterprise risk management at Vanderbilt Law School since August 2017, and an adjunct professor for governance and compliance at the University of Michigan Law School since August 2016.  Ms. Sebastian was previously the Senior Vice President, General Counsel, Corporate Secretary and Internal Audit executive leader, of Darden Restaurants, Inc., a publicly held multi-brand restaurant operator, from October 2010 to March 2015.

Before joining Darden Restaurants, Ms. Sebastian served as Vice President at Veyance Technologies, Inc., a manufacturer and marketer of engineered rubber products, Senior Vice President at Information Resources, Inc., a provider of information, analytics and insights, and held leadership roles in senior management in two regulated companies, DTE Energy Company, and CMS Energy Corporation.  She also held positions in financial analysis at Michigan Consolidated Gas Co., Morgan Stanley, and Bank of America.

QUALIFICATIONS:

The board of directors nominated Ms. Sebastian because of her broad experience and background in management, expertise in corporate governance and matters relating to the Sarbanes-Oxley Act, risk management and compliance, and experience in a wide variety of industries, including manufacturing, finance and data technology.  Ms. Sebastian has significant experience in public and private company capital raising, mergers and acquisitions, and global transactions.  Her service as a board member of a private company, chair of an audit committee for one of the largest non-profits in the U.S., internal audit executive leadership experience and accounting and financial background reinforce her qualification as an audit committee financial expert, ability to understand our financial statements and ability to provide guidance and insight to our board of directors and management regarding business, risk management, accounting and financial issues.  Ms. Sebastian was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”) in connection with our 2019 annual meeting of stockholders.

Donald J. Stebbins

Director Since: June 2019

Age: 64

Committees: Compensation (Chair), Executive, and Nominating and Corporate Governance

Other Public Board Memberships:
– Snap-on Tools (2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class II Directors – Term Expiring at the 2023 Annual Meeting

Jack A. Hockema

Executive Chairman of the Board

Director since: 2001

Committee: Executive (Chair)

Age: 75

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Hockema has served as Executive Chairman of the Board since July 2020 and a director since 2001.  Mr. Hockema served as our CEO from 2001 to July 2020 and as Chairman of the Board from July 2006 to July 2020. He previously served as President of our company from October 2001 to December 2015, as Executive Vice President of our company and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and as Executive Vice President of our company from May 2000 to October 2001. He served as Vice President of our company from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of our company Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to our company and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of our company from 1977 to 1982, working at our Trentwood facility in Spokane, Washington, and serving as plant manager of our former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left our company to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry. He holds a Master of Science degree in Management and a Bachelor of Science degree in Civil Engineering, both from Purdue University.

PREVIOUS DIRECTORSHIPS:
– Superior Industries International, Inc. (2014-2018)

QUALIFICATIONS:

Mr. Hockema has more than 30 years of experience with our company and more than 50 years in the metals industries, and, as a result, has a depth of experience in the aluminum and metals industries. Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

Lauralee E. Martin

Director since: September 2010

Committees: Audit (Chair), ESG, Compensation, and Executive

Age: 71

Other Public Board Membership:
– Marcus & Millichap, Inc. (August 2019 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016.  Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013.  She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

PREVIOUS DIRECTORSHIPS:
– ABM Industries (2015 - 2019)

QUALIFICATIONS:

Having served as both the Chief Financial Officer and the head of the real estate lending group at Heller Financial and having served as the Chief Operating and Financial Officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions.  Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations.  Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

Brett E. Wilcox

Director since: July 2006

Committees: Audit, Compensation, ESG (Chair), and Executive

Age: 68

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was designated by the USW as a director candidate in connection with the search process, and, pursuant to the terms of the Director Designation Agreement, was designated by the USW as a director candidate in connection with our 2008, 2011, 2014, 2017 and 2020 annual meetings of stockholders. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

Kevin W. Williams

Director since: September 2021

Committee: Audit

Age: 60

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Williams has served as President and Chief Executive Officer of GAA Manufacturing and Supply Chain Management, a third-party logistics and supply chain management company and one of the country's largest African American-owned businesses, since August 2018.  Mr. Williams previously served as President and Managing Director of General Motors of Canada Limited and Vice President and General Manager, Global Service and Parts Operations of General Motors Company.  Mr. Williams also held several other senior global roles at GM including chairman, president and managing director of GM de Mexico, Central America and the Cayman Islands; and global executive director of supplier quality and development for GM Worldwide and GM Europe among other assignments.  Mr. Williams holds a Bachelor’s degree in business administration and management, general from Tennessee State University and a Master of Science degree in business administration and management, general from Central Michigan University.

QUALIFICATIONS:

The board of directors nominated Mr. Williams to our board because of his extensive manufacturing, automotive and supplier quality and development expertise as well as experience in labor relations.

Class III Directors – Term Expiring at the 2024 Annual Meeting

Michael C. Arnold

Director since: September 2021

Committee: Compensation

Age: 65

Other Public Board Membership:
– AGCO Corporation (2013 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Arnold is retired President and Chief Executive Officer of Ryerson Inc., a processor and distributor of industrial metals, and has previously held various senior management positions with The Timken Company from 1979 to 2010, including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; and Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe).  Mr. Arnold holds a Bachelor’s degree in mechanical engineering and a Master’s degree in sales and marketing from University of Akron.

QUALIFICATIONS:

The board of directors nominated Mr. Arnold to our board because of his extensive manufacturing and distribution expertise in metals industries and public company board and board leadership experience, as well as his mergers and acquisition and supply chain experience in metals industries.

David A. Foster

Director since: June 2009

Committees: ESG and Nominating and Corporate Governance

Age: 74

Other affiliations:

– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing (2006 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts.  Mr. Foster has also served as a visiting scholar at the Massachusetts Institute of Technology since May 2019, working on the Roosevelt Project, a three-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017.  Prior to that, Mr. Foster was Executive Director of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW; experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability; and experience with the Energy Future Initiatives and projects focused on energy technology.  Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2009, 2012, 2015 and 2018 annual meetings of stockholders and again in 2021 in connection with the Annual Meeting. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

Leo W. Gerard

Director since: September 2019

Committee: ESG

Age: 75

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Gerard served as International President of the USW from 2001 until he retired in July 2019. During that time Mr. Gerard was a co-founder of the BlueGreen Alliance.

QUALIFICATIONS:

The board of directors nominated Mr. Gerard because of his extensive national and international labor experience, experience in Washington D.C. and experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental, regulatory and trade initiatives on U.S. based manufacturers and sustainability.  Mr. Gerard was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement and again in 2021 in connection with the 2021 annual meeting.

Emily M. Liggett

Director since: June 2018

Committees: Audit and ESG

Age: 66

Other Public Board Membership:
– Ultra Clean Holdings (2014 - Present)
– Materion Corporation (2020 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Liggett has served as a strategy consultant and business advisor at Liggett Advisors since January 2019.   Ms. Liggett also served as a seed business coach at the Stanford University for technology-based business from August 2017 to October 2018.  Ms. Liggett served as President and Chief Executive Officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from March 2009 until December 2016, when it was acquired by Regal Beloit. She previously served as President and Chief Executive Officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as President and Chief Executive Officer of Capstone Turbine Corporation, a provider of microturbine systems for clean, continuous distributed energy generation, from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures.  Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a Master of Science degree in engineering and manufacturing systems from Stanford University and a Master of Business Administration degree from the Stanford University Graduate School of Business.

QUALIFICATIONS:

The board of directors nominated Ms. Liggett because of her chief executive officer, management and board experience in a variety of manufacturing companies, as well as her experience managing worldwide businesses, partnerships and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the company's 2022 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.

Although the payout under our 2021 incentive plans was significantly impacted by the continued severe business conditions resulting from the COVID-19 pandemic, based on management’s recommendation, the compensation committee did not make any adjustments to our existing incentive programs. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. According, we believe it is appropriate to maintain our existing incentive programs without adjustments to accommodate the continued negative impact of the COVID-19 pandemic.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•

creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•	correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2021.  The review included consideration of stockholder feedback, the approximately 95% approval of the 2021 advisory vote to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation.  Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2021 would consist primarily of the following components:

•

a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•

a short-term annual cash incentive (1) payable only if our company achieves a certain Adjusted EBITDA performance level which has continued to increase, resulting in increasingly demanding performance to realize the same or similar payouts year-over-year as more fully described below, (2) adjusted for (a) our safety performance based on our total case incident rate, or TCIR, which is the average number of work-related injuries incurred per 100 workers during a one-year period, as well as lost-time case incident rate, or LCIR, which is the average number work-related injuries that resulted in lost or restricted days or job transfer incurred per 100 workers during a one-year period, (b) our quality performance based on our no-fault claim rate, (c) delivery performance based on our on-time delivery rate, (d) cost performance based on our manufacturing efficiency, and (e) in exceptional instances approved by the compensation committee, individual performance based on individual, facility, and/or functional performance, as well as performance against other strategic initiatives, and (3) capped at three times target; and

•

an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which vest, if at all, based on our TSR, compared to the TSR of our peers in the S&P 1000 Materials Index, 20% of which vest, if at all, based on our total controllable cost performance, and 20% of which vest, if at all, based on our adjusted EBITDA margin performance, each over the 2021-2023 performance period.

Our compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2021, the compensation committee approved the 30-company peer group more fully described in our CD&A section with (1) market capitalizations ranging from $278 million to approximately $13.5 billion and a median market capitalization of approximately $2.0 billion, each as of the end of October 2020, and (2) 2019 revenues ranging from $493 million to approximately $3.5 billion and median revenue of approximately $1.7 billion.  Our market capitalization and revenue, both as of December 31, 2020, were $1.6 billion and $1.2 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management.  Retirement benefits to our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986, as amended (referred herein as the Code).

For 2021, approximately 80% of the target total compensation of our CEO and approximately 60% to 70% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain financial performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders.  The table below sets forth the best practice compensation features we have adopted as of 2021.

Best Practice Compensation Features

What We Do ✓		What We Don't Do ✘
✓

DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality, delivery and cost performance, as well as individual performance

		✘	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✘	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✘	NO pledging of our securities
✓

DO subject the vesting of approximately 55% (70% for our CEO) of long-term incentive awards to performance targets based on relative TSR and controllable cost, each over a three-year performance period

		✘	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO and non-employee directors and 3x for other executive officers)	✘	NO guaranteed payout for cash incentive compensation
✓	DO maintain a clawback policy for both equity and cash awards	✘	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both of our short-and long-term incentive plans	✘	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✘	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant	✘	NO gross-up payments

We believe our incentive compensation programs are designed to demand continuous improvement in our year-over-year results for our named executive officers to realize the same year-over-year financial benefit under our compensation plans.  We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers.  While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs.  We hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2023 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company.  The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2023.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and ESG committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investor Relations - Corporate Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Corporate Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 85% of the directors are independent
	✓	Independent audit, compensation, ESG and nominating and corporate governance committees
	✓	Diverse in perspective and background - 23% gender diversity and 23% ethnic diversity
	✓	Separate CEO and Chairman roles
	✓	Strong lead independent director
Board Practices and Policies	✓	Strong commitment to board refreshment - seven new highly qualified individuals (six independent) have joined the board since 2018
	✓	Regular executive session of independent directors without management present at every board and committee meeting
	✓	Oversight of management activities, including annual risk management assessment
	✓	Directors encouraged and invited to attend meetings of committees of which they are not members
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
✓

Robust annual board and committee assessments with external and/or internal resources – assessment in 2021 conducted by independent third party, followed by additional performance review of individual directors by Lead Independent Director and Executive Chairman

	✓	Policy encourages diversity of gender, ethnicity, age and background, as well as a range in tenure to ensure both continuity and fresh perspectives
Accountability	✓	Regular extensive engagement by management with stockholders to discuss our performance, governance structure, compensation practices and other ESG initiatives, as well as other matters
	✓	Majority vote standard in uncontested director elections
	✓	Annual governance surveys to assess our culture and the effectiveness of our training
	✓	Encourage reporting of illegal or unethical behavior, including the use of InTouch, a third-party reporting program
Share Ownership / Compensation	✓	“Pay for performance” compensation structure
	✓	Robust equity ownership and retention requirements for executives and directors
	✓	Prohibition of hedging and pledging of our shares
	✓	Robust clawback polies in our incentive compensation plans

Board Leadership Structure

In July 2020, in connection with Mr. Harvey’s succession as CEO, we separated the roles of CEO and Chairman of the Board of our company and Mr. Hockema, our former CEO, became Executive Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. We believe that Mr. Hockema's substantial experience with our company and in the metals industries, the independence of the other directors, our governance structure and the interaction between and among Mr. Hockema, Mr. Harvey, our Lead Independent Director and the other directors make our board leadership structure the most appropriate for our company and our stockholders.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors when the chairman of the board is not independent, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of Mr. Harvey and our management independently and objectively. The responsibilities of our Lead Independent Director include:

•	establishing the agenda for executive sessions;
•	calling a meeting of independent directors upon the request of a majority of independent directors;
•	serving as a liaison between our independent directors and Executive Chairman of the Board;
•	presiding at meetings of our independent directors;
•	soliciting advice and input from our independent board members; and
•

routinely meeting and conferring with our CEO and Executive Chairman of the Board to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, ESG and nominating and corporate governance committees consists solely of independent directors. The chair of each committee serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required.  Finally, under our bylaws, special meetings of our board of directors may be called by a majority of our board members, 11 of 13 of whom are currently independent.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise topics that are not on the agenda at any meeting of our board of directors.  In addition, our independent directors are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around all of our meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures.  The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies and incentivizing the conduct of our business in a manner consistent with our corporate values and implementing our clawback policies. The ESG committee of our board of directors is responsible for overseeing our ESG risks, including overseeing our overall approach to ESG principles and related disclosures, reviewing and evaluating the succession planning of our executive officers (other than the CEO), and reviewing the diversity of our management and workforce and our approach to diversity, equity and inclusion.  Our Executive Vice President, Chief Administrative Officer and General Counsel, working with a committee of other members of senior management, oversees our climate-related risk management approach, and we report regularly to the ESG committee and the full board of directors.

In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas, including by way of example, the COVID-19 pandemic, our COVID-19 contingency planning and health and safety measures implemented to protect our employees. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and our full board of directors regarding this process.

Information Security

We employ information systems to support our business.  As is the case for other manufacturing companies of comparable size and scope, we, from time to time, experience attempted cyber-attacks on our information system.  We also face risks associated with other potential significant failures or disruptions of our information technology networks. We utilize a risk-based, multi-layered information security approach following the National Institute of Standards and Technology Cybersecurity Framework and have adopted and implemented an approach to identify and mitigate information security risks that we believe is commercially reasonable for manufacturing companies of our size and scope, including many of the best practices of the National Institute of Standards and Technology Cybersecurity Framework.

Our information security performance and recent cybersecurity industry trends are reviewed by management, including our Chief Information Officer (“CIO”), at least monthly and are reported to and reviewed by each of the audit committee and the full board of directors throughout the year but no less than once a year.  Our entire board of directors is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and mitigate information security risks, including cyber risk and related insurance policies.

We regularly engage independent third parties to test our information security processes and systems as part of our overall enterprise risk management. We also conduct annual information security training to ensure employees are aware of information security risks and to enable them to take steps to mitigate those risks. As part of this program, we also take reasonable steps to ensure our executive management and employees who may come into possession of confidential financial information receive appropriate information security awareness training.

To date, no attempted cyber-attack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our operations or financial results, or in any penalties or settlements. In the event an attack or other intrusion were to be successful, we have a response team of internal and external resources engaged and prepared to respond.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by our directors concerning their backgrounds, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Liggett, Martin and Sebastian and Messrs. Arnold, Foster, Gerard, Osborne, Stebbins, Van Leeuwen, Wilcox and Williams, representing 11 of our 13 directors, satisfies the general independence criteria. The two remaining directors, Messrs. Harvey and Hockema, do not meet the independence requirement as our CEO and former CEO, respectively. In making such determination, our board of directors considered the relationships that each of our directors had with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

•	the USW has been a good steward of its rights under the Director Designation Agreement;
•	the nominees of the USW have made significant contributions to our board of directors;
•	the Director Designation Agreement reflects the constructive relationship between the USW and our company; and
•

the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane, Washington and Newark, Ohio facilities, in December 2019, the Director Designation Agreement which was set to expire on December 31, 2020 was extended to December 31, 2025. Under the Director Designation Agreement, as amended, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW.  Nonetheless, the USW agreed to allow us to increase the size of our board to 13 members without increasing the number of candidates that the USW has the right to designate for nomination, provided that if our board size is not reduced from 13 to 12 members by no later than immediately following our 2023 annual meeting of stockholders, we and the USW will revisit the board size and the USW’s nomination right, and, absent a mutual agreement on or before our 2024 annual meeting of stockholders, the USW’s nomination right shall increase to five candidates until the size of our board is reduced to not more than 12 members.  As previously noted, if our Class I director nominees are elected at our 2022 annual meeting of stockholders, the size of our board will be reduced to 12 members.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the designation for nomination and include the candidate in the slate of directors that the board of directors recommends.  Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors that have been nominated by the USW are Messrs. Foster, Gerard and Wilcox and Ms. Sebastian.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; an ESG committee; and a nominating and corporate governance committee.

The following table sets forth the current chair and members of each committee of our board of directors and the number of meetings each committee held during 2021.

Committee	Members	Number of Meetings Held in 2021
Executive Committee	Jack A. Hockema (Chair)	1
	Keith A. Harvey
	Lauralee E. Martin
	Alfred E. Osborne, Jr.
	Donald J. Stebbins
	Brett E. Wilcox
Audit Committee (1)	Lauralee E. Martin (Chair)	6
	Emily Liggett
	Teresa M. Sebastian
	Thomas M. Van Leeuwen
	Brett E. Wilcox
	Kevin W. Williams
Compensation	Donald J. Stebbins (Chair)	6
Committee (2)(3)	Michael C. Arnold
	L. Patrick Hassey
	Lauralee E. Martin
	Thomas M. Van Leeuwen
	Brett E. Wilcox
ESG Committee (2)	Brett E. Wilcox (Chair)	4
	David Foster
	Leo Gerard
	L. Patrick Hassey
	Emily Liggett
	Lauralee E. Martin
	Teresa M. Sebastian
Nominating and	Alfred E. Osborne, Jr. (Chair)	7
Corporate Governance	David Foster
Committee	Teresa M. Sebastian
	Donald J. Stebbins
	Thomas M. Van Leeuwen

___________________

(1)	Mr. Williams joined the audit committee in September 2021.
(2)	Mr. Arnold joined the compensation committee in September 2021.
(3)	Mr. Hassey served as a member of the compensation committee until June 2021.

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of our CEO, executive chairman of the board of directors, lead independent director and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

•	establishing hiring policies for employees or former employees of the independent accounting firm;
•	reviewing our systems of internal accounting controls;
•	discussing risk management policies;
•	approving related-party transactions;
•	establishing procedures for complaints regarding financial statements or accounting policies; and
•	performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee members may have participated in the preparation of our financial statements during the three years prior to their appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one director nominated by the USW is appropriately qualified.

Our board of directors has determined that all six members of the audit committee (1) meet the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that Mmes. Liggett, Martin and Sebastian and Messrs. Van Leeuwen, Wilcox and Williams satisfy the financial sophistication criteria described above and satisfy the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

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administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2021 Equity and Incentive Compensation Plan (referred to herein as our 2021 Plan);

•	overseeing regulatory compliance with respect to compensation matters;
•	reviewing director compensation; and
•	performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of our executive officers and other members of senior management, including those reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence.  Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources and legal departments.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act.  Our board of directors has determined that all members of the compensation committee during 2021 meet the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

None of Ms. Martin or Messrs. Arnold, Hassey, Stebbins, Van Leeuwen or Wilcox, the members of the compensation committee during 2021, (1) was an officer or employee of our company during 2021, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the Securities and Exchange Commission with respect to certain relationships and related-party transactions.  Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

ESG Committee

The ESG committee (formerly known as the talent development committee) of our board of directors coordinates the environmental, social and governance efforts among all the board committees and assists the board of directors in discharging its responsibilities relating to management succession planning and oversight of leadership and talent development. We consider leadership, our corporate values and succession planning priorities throughout the company and recognize that, over the long term, our commitment to the sustainability of our business and creation of long-term value for our stakeholders provide competitive advantages.

The former talent development committee was formed in 2014 to review and evaluate (1) the succession planning for our executive officers, other than our CEO, whose succession is discussed routinely during board executive sessions, and (2) the leadership and development training of key employees with the potential to succeed our executive officers, including the progression and development of such key employees. In April 2021, our Board expanded the scope of duties and responsibilities of our former talent development committee to include more focused oversight of the company’s strategic ESG activities and initiatives, consistent with our corporate values, while continuing to provide oversight to our executive succession planning, human capital development, the diversity of our management and workforce and our DEIB initiatives.  The expanded duties and responsibilities include (1) the review, on a periodic basis, of our corporate values and key initiatives supporting our corporate values, (2) the coordination with the nominating and corporate governance committee on governance matters impacting our ESG principles (3) the oversight of the preparation and publication of our annual sustainability reports, (4) the oversight of ESG-related risks, including climate-related risks and opportunities, and review those risks and opportunities with the full board of directors, (5) the review of our ESG strategies and initiatives, including internal and external metrics and goals with respect to greenhouse gas emissions and other related ESG metrics, (6) the review of our ESG performance and (7) the review of emerging trends and investor expectations regarding ESG topics.  The ESG committee meets with our CEO to review its observations and management’s criteria for evaluating the performance and advancement potential of key employees and regularly reports its activities to our board of directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when the members of the board of directors:

•	exhibit strong leadership in their particular fields or areas of expertise;
•	possess the ability to exercise sound business judgment;
•	have strong educational backgrounds or equivalent life experiences;
•	have substantial experience both in the business community and outside the business community;
•	contribute positively to the existing collaborative culture among members of our board of directors;
•	represent the best interests of all of our stockholders and not just one particular constituency;
•	have experience as senior executives of a company of significant size or prominence or another business or organization comparable to our company;
•	possess skills and experience which make them desirable additions to a standing committee of our board of directors;
•	consistently demonstrate integrity and ethics in their professional and personal lives; and
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have the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which they are a member.

Other duties and responsibilities of the nominating and corporate governance committee include:

•	assisting in management succession planning, including with respect to our CEO, executive chairman director of our board of directors and lead independent director;
•	considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;
•	evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;
•	making recommendations to our board of directors regarding the appropriate size of our board of directors; and
•	performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then such director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

•	proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;
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a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;

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the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;

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a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;

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with respect to the director candidate, (1) the candidate’s name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by the candidate, (3) a resume or similar document detailing the candidate’s personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the Securities and Exchange Commission or the rules of the Nasdaq Stock Market; and

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a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Board and Committee Meetings and Consents in 2021

During 2021, our board of directors held six meetings and acted by unanimous written consent five times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director, except Mr. Gerard, attended at least 75% of the aggregate number of meetings that our board of directors held during the period the director was on our board of directors in 2021 and each committee on which the director served held during the period the director served on such committee in 2021.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2021 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board and committee assessments using internal and/or external resources.  Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors, its committees functioning effectively. The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate.

In addition to the evaluation performed by the nominating and corporate governance committee with respect to whether an incumbent director should be nominated for re-election to the board of directors upon expiration of such director's term, in 2021, the evaluation was led by an independent third-party. The results from the interviews were summarized and reviewed with the nominating and corporate governance committee and the board of directors.  The Executive Chairman and the Lead Independent Director also met with each director individually to review the feedback from the independent third party.  In addition, we coordinate with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder feedback and insights and believe that accountability to stockholders is an essential component of good governance.  We engage in ongoing, proactive discussions of a variety of topics with significant stockholders throughout the year. Such discussions include our CEO, Executive Chairman, Lead Independent Director and/or other members of senior management. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors.  Our board of directors reviews the feedback and determines whether additional discussion and actions are necessary by the full board or any board committees. In 2021, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 50% of shares outstanding on matters relating to our long-term business strategy and performance, operations, capital allocation, strategic acquisition of Warrick, executive leadership succession, executive compensation and annual Sustainability Report as well as related ESG matters.  In addition, we utilize investor surveys to provide us with additional insight into the perceptions of our broader investor-base, across a wide range of topics.  This information is also reviewed by members of our senior management and the full board of directors.  The feedback from our stockholders continues to reflect that they are generally satisfied with our performance and the design of our executive compensation program.

Sustainable Value Creation

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. Below are highlights of our efforts to continue to be a valued corporate citizen in 2021:

Environmental
●	Established 2030 GHG emission intensity reduction targets across Scope 1, 2 and 3 estimated emissions
●	2020 Scope 1 and 2 emissions reflected 21% reduction in intensity since 2010
●	2020 freshwater withdrawals reflected a decrease of 20% since 2016
●	41% of purchased electricity came from renewable sources in 2020
●	Continued to increase our use of recycled aluminum, which saves more than 90% of the energy generally required by primary aluminum production
●	Began disclosure alignment with SASB and TCFD standards
●	Continued to improve manufacturing efficiency to reduce our environmental impact and the environmental impact of our customers
●	Issued updated Sustainability Report, which published first Scope 1 and 2 GHG emissions, air emissions, and water withdrawal data
●	Released workforce gender and ethnicity diversity metrics
●	Formalized Environmental Policy

Social
●	Continued to strive for record safety performance
●	Achieved record LCIR in 2021, marking improvements for a third year in a row
●	Achieved record quality performance in 2021
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Dedicated to fostering a supportive, inclusive workplace, including through internal talent development programs, such as the Kaiser Leadership Program, our Front Line Leader Development Program and Metallurgy Excellence and Technical Strength Program, and external resources, including Thayer Leadership, the G100 Network, the Productivity (LMAC) and Metals Service Center Institute and by enhancing our DEIB awareness training

●	Implemented our Women’s Leadership Program, which will begin its first cohort in June 2022
●	Leveraged and incorporated well-established DEIB best practices, including targeted training for hiring managers, employee resource groups and programing
●	Focused on expanding efforts to recruit more diverse candidates
●	Developed internal benchmarks and metrics for identifying opportunities to increase diversity and monitor progress
●	Released gender and ethnicity representation data
●	Formalized our DEIB Policy
●	Enhanced our Human Rights Policy and Code of Business Conduct and Ethics

Governance
●	Formalized Board’s oversight of ESG to include specific ESG initiatives and activities in 2021
●	Maintained corporate governance best practices, including:
● +80% Independent Board
● Separate CEO and Chairman
● Diverse Board
● Strong commitment to refreshment
●	Continued development of internal benchmarking and goals to help integrate ESG principles into our strategies and initiatives
●	Continued annual employee surveys, which gauge effectiveness of our corporate governance measures as well as employees' perception of our culture and values
●	Continued to actively engage with stockholders owning approximately 50% of our outstanding shares

2022 and Beyond

We recognize that long-term excellence requires sustainable business practices and strong stakeholder governance.  Accordingly, we will continue our efforts to advance our sustainability and governance as a company, including:

Environmental		Social		Governance
●	Focus efforts on identifying strategies to further reduce our GHG emissions and intensity	●	Leverage and incorporate well-established DEIB best practices, including employee resource groups and other initiatives	●	Promote Board refreshment and the continued alignment of overall Board skillsets with the evolving needs and strategies of our company
●	Invest in our business to increase manufacturing efficiency, and, in turn, reduce our environmental impact	●	Focus on talent development across the organization to attract, motivate and retain productive and engaged employees from all cultures and segments of the population based on ability	●	Maintain strong Board oversight of risk management and ESG matters
●	Optimize and increase our use of scrap in our operations	●	Provide a safe and clean workplace	●	Promote independence and diversity of our Board and Board committees
●	Align our disclosures more closely with SASB and TCFD standards	●	Treat all employees with dignity and respect	●	Actively engage with stockholders
●	Ongoing annual updates on key metrics reported in our sustainability report	●	Implement new systems and processes to monitor suppliers’ human rights policies and supplier diversity

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares.  Currently, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines.  Our stock ownership guidelines also apply to senior management.  For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures.  Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short-and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company.  Our determination is based on, among other factors, the following:

•	Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;
•	Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;
•

A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods (61% for our CEO and 36% to 50% for our other named executive officers), which ensure that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;

•	Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;
•	All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards;
•

Our short-term incentive plan and our performance shares require the attainment of demanding threshold and target company performance levels before any payments are earned or performance shares vest; and

•

Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to such group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 11, 2022, the record date.

Name	Age	Position(s)
Keith A. Harvey	62	President and CEO
Neal E. West	63	Executive Vice President and Chief Financial Officer
John M. Donnan	61	Executive Vice President, Chief Administrative Officer and General Counsel
Jennifer S. Huey	41	Vice President and Chief Accounting Officer
Melinda C. Ellsworth	63	Vice President - Investor Relations and Corporate Communications
Mark R. Krouse	70	Vice President - Human Resources
Del L. Miller	62	Vice President – Treasury, Risk and Procurement
Raymond D. Parkinson	63	Senior Vice President - Advanced Engineering
Blain A. Tiffany	63	Executive Vice President – Sales and Marketing
Jason D. Walsh	42	Executive Vice President - Manufacturing
Brant W. Weaver	47	Vice President - Strategic Development

Set forth below are brief descriptions of the business experience of each of our executive officers.

Keith A. Harvey has served as our President and Chief Executive Officer since July 2020.  He previously served as President and Chief Operating Officer from December 2015 to July 2020, Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000.  Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994.  Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Executive Vice President and Chief Financial Officer since March 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to March 2021.  Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Executive Vice President, Chief Administrative Officer and General Counsel since March 2021. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, environmental, safety, quality and human resources functions.  He previously served as our Executive Vice President – Legal, Compliance and Human Resources from June 2012 to March 2021, our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Jennifer S. Huey has served as our Vice President and Chief Accounting Officer since March 2019.  Ms. Huey joined our company in January 2014 as Director, Consolidation and External Reporting.  Prior to joining Kaiser, Ms. Huey was the SEC Reporting Manager at Mindspeed Technologies, Inc. Previously, she served as Manager in the Assurance and Advisory Business Service group of Ernst & Young LLP.  Ms. Huey has a Bachelor of Arts degree in Economics from the University of California, Berkeley and a Master of Science degree in Accountancy from the University of Virginia.  Ms. Huey is also a Certified Public Accountant.

Melinda C. Ellsworth has served as our Vice President - Investor Relations and Corporate Communications since June 2015.  She previously served as our Vice President and Treasurer from July 2008 to June 2015. Prior to joining Kaiser, Ms. Ellsworth was Vice President, Treasurer and Investor Relations at HNI Corporation, a leading provider of office furniture and hearth products, from February 2002 to May 2007. From May 1998 to January 2002, she served in several roles with Sunbeam Corporation, ending her tenure as Vice President, International Finance and Treasury. She additionally has over a decade of experience in commercial banking. She holds a Bachelor of Business Administration degree in accounting from St. Bonaventure University and is a Certified Public Accountant (inactive).

Mark R. Krouse has served as our Vice President - Human Resources since September 2013. Prior to joining Kaiser, Mr. Krouse served as Vice President, Human Resources of Samsung C&T Engineering and Construction, Americas from January 2012 to August 2013. Mr. Krouse was also an Adjunct Professor of California State University, Fullerton from September 2007 to June 2010. In addition, Mr. Krouse held various human resources positions, including Vice President, Human Resources, with Fluor Corporation from 1976 to 2006. Mr. Krouse holds a Master of Science degree in International Administration and a Bachelor of International Relations degree, both from the University of Southern California.

Del L. Miller has served as our Vice President – Treasury, Risk and Procurement since December 2020.  He previously served as Vice President and Treasurer from April 2017 to December 2020. Mr. Miller joined Kaiser in 1997 and has held numerous positions of increasing responsibility, including Treasurer and Vice President - Commodity Risk Management from June 2015 to April 2017, Vice President and Treasurer from April 2017 to August 2018 and Vice President – Procurement and Metal Management from August 2018 to December 2020. Prior to joining Kaiser, he worked for Commonwealth Aluminum with responsibility for managing commodity and financial price risks. His background also includes over 10 years with Coors and Coors-related companies with positions of increasing responsibility in accounting, purchasing, and commodity risk management. Mr. Miller holds a Master of Business Administration degree in Finance from the University of Denver and a Bachelor of Science degree in Accounting from Colorado State University. He is a Certified Public Accountant (inactive).

Raymond D. Parkinson has served as our Senior Vice President - Advanced Engineering since January 2020.  He previously served as Vice President - Advanced Engineering from 2001 to January 2020.  Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College. Dr. Parkinson is also a Fellow of the Institute of Materials, Minerals and Mining.

Blain A. Tiffany has served as Executive Vice President – Sales and Marketing since April 2022.  Mr. Tiffany previously served as Senior Vice President – Sales and Marketing from January 2020 to April 2022 and as Vice President – Sales & Marketing, High Strength and General Engineering Products from July 2014 to December 2020. Mr. Tiffany joined Kaiser in 2013 as Vice President - Marketing, Hard Alloy Extrusions, Pipe and Tube. Prior to joining Kaiser, Mr. Tiffany held several senior management positions during his 34 years in metals distribution. He was most recently with A.M. Castle & Co. where during his 13 years with the company he served as President of the Steel Plate division, President of the Aerospace division and President of the Industrial division. He holds a Bachelor of Science degree in Business Administration from Almeda College and completed the Strategic Metals Management Program at the Olin Business School Washington University in St. Louis, Missouri.

Jason D. Walsh has served as our Executive Vice President – Manufacturing since April 2022.  Mr. Walsh previously served as Senior Vice President – Manufacturing from August 2020 to April 2022 , as Senior Vice President – Flat Rolled Products from June 2018 to August 2020, as Vice President and General Manager – Automotive and Soft Alloy from January 2017 to June 2018, as Vice President and General Manager – Automotive from February 2017 to December 2017, and as Vice President – Financial, Planning and Analysis from April 2012 to January 2017. Mr. Walsh joined Kaiser in 2006 as Manager, Financial Planning & Analysis and served as Group Controller, Common Alloy Products and Director, Financial Planning & Analysis. Prior to joining Kaiser, he held positions of increasing responsibility in manufacturing operations with Caterpillar Inc. He holds a Master of Business Administration degree in Finance from the University of Chicago and a Bachelor of Science degree in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

Brant W. Weaver has served as our Vice President - Strategy Development since January 2020.  He previously served as Vice President - Soft Alloy Extrusion Manufacturing from June 2018 to January 2020, as Senior Director - Kaiser Production System from June 2016 to May 2018, and as Director - Aerospace Sales from December 2011 to May 2016.  He joined the company in 2006 as a Kaiser Production System Manager and has held numerous positions of increasing responsibility.  Prior to joining Kaiser, Mr. Weaver was an Associate Vice President at National City Bank. Prior to National City Bank, he was the Quality Manager at Lincoln Financial Group.  Mr. Weaver holds a Masters of Business Administration and a Bachelor of Science with a major in Accounting from Indiana Wesleyan University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on March 1, 2022.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Donald J. Stebbins (Chair)

Michael C. Arnold

Lauralee E. Martin

Thomas M. Van Leeuwen

Brett E. Wilcox

Compensation Discussion and Analysis

Introduction

This section provides:

•	our 2021 performance highlights;
•	a discussion of our 2021 capital allocation;
•	an overview of the compensation committee;
•	a discussion of the objectives of our comprehensive compensation structure;
•	a discussion of the design of our overall 2021 compensation program for senior management;
•	a discussion of all material elements of 2021 compensation for each of our named executive officers whose names and titles (during 2021) are set forth in the following table:

Name	Title
Keith A Harvey	CEO (principal executive officer)
John M. Donnan	Executive Vice President, Chief Administrative Officer and General Counsel
Neal E. West	Executive Vice President and Chief Financial Officer (principal financial officer)
Jason D. Walsh	Senior Vice President - Manufacturing
Raymond D. Parkinson	Senior Vice President - Advanced Engineering
•	a summary of the board’s consideration of the 2021 advisory vote to approve named executive officer compensation;
•	a discussion of actions with respect to 2022 compensation;
•	a summary of our stock ownership guidelines and securities trading policy; and
•	a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2021 Performance Highlights

The past year was transformational for our company, although one with a unique set of operational challenges. The table below highlights our 2021 financial performance.

Shipments	Net Sales	Net Loss (1)	Adjusted Net Income (2)	Value Added Revenue (2)	Adjusted EBITDA (2)	Net Loss Per Diluted Share (1)	Adjusted Earnings Per Diluted Share (2)

1.1	$2.6	$19	$39	$1.1	$193	$1.17	$2.40

Billion lbs	Billion	Million	Million	Billion	Million

______________

(1) Includes a $36 million after-tax impact associated with our senior note refinancing.

(2) See Appendix A to this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non-GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”) or “adjusted” are not intended to be (and should not be relied on) in lieu of the comparable caption under GAAP to which it is reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

Demand across our end markets was mixed creating inefficiencies as we adjusted to changing market conditions. While demand for general engineering and packaging applications remained strong, demand for automotive applications was muted throughout the year due to continued semiconductor chip shortages that significantly limited North American automotive production. Recovery in demand for commercial aerospace applications continued to progress as anticipated but remained pressured, while demand for business jet and defense related applications remained strong. Our financial results for the full year 2021 reflected the impact of the demand environment, combined with rapidly rising costs, significant supply chain issues, labor constraints, continued market disruptions related to COVID-19, the declaration of force majeure by our largest magnesium supplier, and the complex integration of the Warrick acquisition.

Despite the significant operational challenges we experienced in 2021, we achieved a number of major milestones that served to strengthen the strategic positioning of our company as we continue to manage our business for long-term growth and profitability, including:

•	Our strategic acquisition of Warrick, providing non-cyclic end market diversification of our portfolio and re-entry into the resurging North American aluminum packaging market;
•	Implemented processes and countermeasures to address the significant challenges experienced in 2021;
•	Successfully completed multi-year contracts and extensions with key strategic aerospace and packaging customers, securing additional long-term growth;
•	Completed issuance of $550 million aggregate principal amount of 4.5% senior notes and redeemed $350 million aggregate principal amount of our 6.5% senior notes;
•

Continued to return cash to shareholders by increasing quarterly dividend for the 10th consecutive year in early 2021 by 7.5% to $0.72 per share (and again for a 11th consecutive year in early 2022 by an incremental 7.0% to $0.77 per share);

•	Achieved record safety (LCIR) performance; and
•	Achieved record quality performance.

2021 Capital Allocation Priorities

Our capital allocation strategy focuses on organic growth, external growth and returning cash to stockholders through dividends and share repurchases.  We continue to invest in our business to further our enhance manufacturing efficiency, product quality and capability.  Since 2007, we have invested over $900 million in our business organically at approximately two times depreciation and with sustaining capital of approximately 60% of depreciation.  We also continue to maintain and increase our regular dividends.  Since 2007, we have returned over $875 million to stockholders through quarterly dividends and share repurchase.

1In 2021 our depreciation increased as a result of the acquisition of Warrick and extended our long-term sustaining capital

1Return to stockholders from January 1, 2007 to December 31, 2021

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the ESG committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and telephonically at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•	our strategy and key strategic objectives, business plan, and underlying assumptions;

•	objectives for our compensation programs;

•	the structure of our compensation programs;

•	the role of our compensation programs in management succession planning; and

•	compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•

creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and

•	correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2021 Compensation Program

Our 2021 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•	a short-term annual cash incentive payable only if the performance threshold is met; and

•

an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies, 20% of which vest, if at all, based on our total controllable cost performance, and 20% of which vest, if at all, based on our adjusted EBITDA margin performance, each over a three-year performance period (2021 through 2023).

In addition to focusing on "pay for performance," our 2021 compensation program:

•	balanced short-term and long-term goals, with:
•	more than 60% of the target total compensation of our CEO being delivered through long-term incentives; and
•	approximately 35% to 50% of the target total compensation for our other named executive officers being delivered through long-term incentives;
•	delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:
•	approximately 80% of the target compensation of our CEO being at-risk compensation payable only if certain corporate performance levels are achieved; and
•	approximately 60% to 70% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;
•	provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;

•

provided annual cash incentives linked to achievement of financial, corporate, operational and individual performance while emphasizing the importance of safety, quality, delivery and cost performance;

•	utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR, cost and adjusted EBITDA margin performance; and

•

utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•	The external challenges to our near- and long-term ability to attract and retain strong senior management;

•	Each individual's contributions to our overall results;

•	Our historical and anticipated operating and financial performance compared with targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

The compensation committee generally uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2021 compensation program, the compensation committee considered, among other things:

•	the company's key strategic initiatives, business plan and underlying assumptions;

•	the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;

•	the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;

•	the anticipated performance of the company's compensation programs based on the company's business plan and current financial position;

•	the impact of the Warrick acquisition on the scope of the roles and responsibilities of members of senior management, including our named executive officers;

•	the economic conditions in the United States and abroad; and

•	stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

(1)	be of a similar size;
(2)	have positions of similar complexity and scope of responsibility; and/or
(3)	compete with us for talent.

The compensation committee, working with its compensation consultant, reviews, evaluates and updates the compensation peer group, which includes companies in both similar and different industries, at least annually. For 2021, the compensation committee approved the following 30-company peer group with (1) market capitalizations ranging from $278 million to approximately $13.5 billion and a median market capitalization of approximately $2.0 billion, each as of the end of October 2020, and (2) 2019 revenues ranging from $493 million to approximately $3.5 billion and median revenue of approximately $1.7 billion:

Carpenter Technology Corp.	John Bean Technologies Corporation
Century Aluminum Co.	Kennametal Inc.
Chart Industries, Inc.	Lydall, Inc.
Clearwater Paper Corp.	Mueller Industries, Inc.
Comfort Systems USA, Inc.	Mueller Water Products, Inc.
Donaldson Company, Inc.	Nordson Corp.
Enerpac Tool Group Corp.	P.H. Glatfelter Co.
EnPro Industries, Inc.	SPX FLOW, Inc.
ESCO Technologies Inc.	Standex International Corp.
Franklin Electric Co., Inc.	SunCoke Energy, Inc.
Graco Inc.	The Timken Company
Harsco Corp.	TriMas Corp.
Hillenbrand, Inc.	Watts Water Technologies, Inc.
IDEX Corp.	Woodward, Inc.
ITT Inc.	Worthington Industries, Inc.

Our peer group for 2021 reflects the removal of four companies compared to 2020 due to changes in their businesses, including the filing of a bankruptcy petition (Briggs & Stratton), acquisition by another company (Cleveland-Cliffs), conversion from a publicly traded company to a privately owned company (Global Brass and Copper) and changes in market capitalization and projected revenue (Timken Steel). Our market capitalization and revenue, both as of December 31, 2021, were $1.5 billion and $2.6 billion, respectively.  Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than those included in our compensation peer group. These larger companies, including Arconic, Constellium, Novelis and Norsk Hydro, aggressively recruit the most highly qualified talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2021, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey.

We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

Principal Elements of 2021 Compensation

The table below summarizes the elements of our named executive officers' compensation in 2021:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Modifiers for safety,
			performance goals.		quality, delivery, cost
and individual
performance.

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for	•	No performance metric
			continued employment with our		(retention based and "at
			company through three-year cliff		risk" to the extent
			vesting.		underlying performance
impacts stock price).

	Performance Shares	•	Create financial incentive for	•	60%: Relative TSR
			achieving or exceeding long-term		(compared to peer
			performance goals.		companies in the S&P
600 SmallCap Materials
and 400 MidCap
Materials Indices).
				•	20%: Total controllable
cost performance
				•	20%: Adjusted EBITDA
Margin performance

Each compensation element is discussed in detail below.

2021 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•	level and scope of responsibility;
•	prior experience;
•	base salaries paid for comparable positions by our compensation peer group; and
•	the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2021, the base salaries of our named executive officers were increased by 3% to 5%, principally to more closely align their base salaries with market and survey information.

Base salary rates for our named executive officers in 2021, effective April 1, 2021, were as follows:

Name	2020 Base Salary Rate	2021 Base Salary Rate
Keith A. Harvey	$875,000	$900,000
John M. Donnan	$452,000	$475,000
Neal E. West	$450,000	$470,000
Jason D. Walsh	$425,000	$437,800
Raymond D. Parkinson	$374,000	$385,300

2021 short-term incentive

The table below summarizes the performance metrics under our 2021 short-term incentive plan (“2021 STI Plan”):

Incentive Program	Performance Metric	Weighting	Modifier*	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	100%	Safety (TCIR & LCIR)	+/- 10%
			Quality	+/- 10%
			Delivery	+/- 10%
			Cost	+/- 10%
			Individual	+/- 100%

_______________

* The safety modifier is measured using our TCIR and LCIR, the quality modifier is measured using our no-fault claim rate, the delivery modifier is measured by our on-time delivery rate, and the cost modifier is measured by our manufacturing efficiency.  As noted, the individual modifier is discretionary and only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives.

The following summarizes our performance against the metrics under our 2021 short-term incentive plan:

______________

* The targets are based on the Adjusted EBITDA required to achieve the designated return on adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  As noted, our increasing net assets and depreciation raise the year-over-year Adjusted EBITDA targets.  While we achieved record safety and quality performance in 2021, our on-time delivery and cost performance lagged and did not meet our demanding expectations and requirements, resulting in modifiers of +6%, +5%, -10% and -10%, respectively, and an overall reduction of our Adjusted EBITDA multiplier of -9% to a final multiplier of 0.65x.

FEATURES
•	Pay for performance
•	Adjusted EBITDA target determined based on return on net assets (excluding cash) using our adjusted pre-tax operating income
•	Modifiers for safety, quality, delivery and cost performance establishing a strong linkage to strategic non-financial results
•

In exceptional instances approved by our compensation committee with respect to our executive officers, individual adjustment up to plus or minus 100% based on exceptional performance, including individual, facility and/or functional area performance as well as performance against other strategic initiatives

•	No payout unless we:
(1) achieve Adjusted EBITDA required to achieve a threshold of 6% return on adjusted net assets (“RONA”); and
(2) generate positive adjusted net income
•	Maximum payout, meeting or exceeding 30% RONA, capped at three times the target
•	Rigorous financial performance goals - target increases with investments and increasingly higher net assets and depreciation

Our 2021 STI Plan was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA performance goals determined based on designated returns on our adjusted net assets (excluding cash) using our adjusted pre-tax operating income.  Consistent with the short-term incentive plan approved by the compensation committee in 2020, our 2021 STI Plan also included modifiers for safety, quality, delivery and cost performance and permitted, subject to the maximum payout opportunity described below, adjustments to individual payouts, in exceptional instances, up to plus or minus 100%, based on actual performance, including individual, facility and/or functional area performance as well as performance against other strategic initiatives. Individuals not meeting individual, facility and/or functional area performance goals or not achieving other strategic initiatives could receive a reduced, or even no, payout and individuals meeting or exceeding individual, facility and/or functional area performance goals or achieving other strategic initiatives could receive increased payouts; provided, however, that no increase could exceed the maximum payout opportunity of three times the target. The structure, terms and objectives of the 2021 STI Plan were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2020, except for (i) the annual increase of the Adjusted EBITDA targets resulting in threshold, target and maximum payouts under the 2021 STI Plan, (ii) the additional increase of Adjusted EBITDA targets in connection with our then-anticipated acquisition of Warrick on March 31, 2021 (the “Closing Date”) and corresponding increase in our adjusted net assets and depreciation, (iii) the incorporation of Warrick’s performance after the Closing Date into the 2021 STI Plan’s safety, quality and delivery modifiers, and (iv) the reduction of the weighting of the cost modifier under the STI Plan from 20% to 10%. For Messrs. Harvey, Donnan and West, 60% of the on-time delivery modifier was based on the on-time delivery performance of our then existing facilities and the remaining 40% was based on Warrick’s on-time delivery rate.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2021 STI Plan provided that performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity.  Under our 2021 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels were linearly interpolated.

The Adjusted EBITDA targets under our short-term incentive plan reflect the Adjusted EBITDA required to achieve 6%, 12% and 30% returns on our adjusted net assets (excluding cash) based on adjusted pre-tax operating income at the threshold, target and maximum payout levels. As we have continued to invest in our business our net assets and depreciation have continued to grow and, as a result, the Adjusted EBITDA targets have continued to increase each year.  In 2021, our company size increased due to our acquisition of Warrick, resulting in a 17.5% increase of our Adjusted EBITDA target for 2021 compared to 2020.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers.  See Appendix A to this Proxy Statement for reconciliations of GAAP to non-GAAP measures.

After the application of modifiers for safety, quality, delivery and cost of +6%, +5%, -10% and -10%, respectively, and an overall reduction of our Adjusted EBITDA multiplier of -9%, the final multiplier under our 2021 STI Plan was 0.65x.

After the application of modifiers, the final multipliers under our short-term incentive plan for 2019, 2020, and 2021 were 0.96x, 0.51x and 0.65x, respectively, each reflecting the impact of our performance against demanding modifiers.  As previously noted, despite the significant impact of the COVID-19 pandemic on the final multiplier under our 2021 Short-Term Incentive Plan, the compensation committee, based on management recommendation, did not make any adjustments to the 2021 Short-Term Incentive Plan to mitigate the impact of the COVID-19 pandemic.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2021 STI Plan.

Name	Below Threshold	Threshold	Target	Maximum	Actual

Keith A. Harvey	—	$450,000	$900,000	$2,700,000	$588,600
John M. Donnan	—	$170,000	$340,000	$1,020,000	$222,360
Neal E. West	—	$167,500	$335,000	$1,005,000	$219,090
Jason D. Walsh	—	$115,900	$231,800	$695,400	$151,597
Raymond D. Parkinson	—	$78,450	$156,900	$470,700	$102,613

2021-2023 long-term incentives

The table below summarizes the performance metrics under our 2021-2023 long-term incentive plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	Total Controllable Cost	20%
	Adjusted EBITDA margin	20%
	TSR	60%

The following summarizes metrics under our 2021-2023 long-term incentive plan:

Relative TSR*
Controllable Cost
Adjusted EBITDA Margin

_______________

* Relative TSR is against companies comprising the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices.  Payout capped at target if TSR is negative.

FEATURES
•	Three-year performance period (2021-2023)
•	Includes retention features by utilizing time-vested restricted stock units representing approximately 30% of the long-term incentive target of our CEO and 45% of our other named executive officers
•

Pay for performance by utilizing performance shares subject to demanding metrics representing approximately 70% of the long-term incentive target of our CEO and 55% of our other named executive officers

•	Performance metrics:
(1) 20% based on controllable cost
(2) 20% based on adjusted EBITDA margin
(3) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	Payout at target for controllable cost performance only if we completely offset underlying inflation
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our TSR.  We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation.  Our long-term incentive program for 2021 through 2023, which we refer to as our 2021 - 2023 LTI Program, for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2021, and the structure, terms and objectives of the 2021 - 2023 LTI Program were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2020, except for the incorporation of Warrick’s results into the calculation of our adjusted EBITDA margin performance under the 2021-2023 LTI Plan.

Since 2014, we have implemented long-term incentive programs with a performance metric based on TSR.  In 2020, we expanded our TSR peer group from companies in the S&P SmallCap 600 Materials Index to companies in both the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices.  We added cost and adjusted EBITDA margin as performance metrics in 2016 and 2020, respectively.

Our 2021 - 2023 LTI Program provides, with respect to the restricted stock units issued to members of senior management, including our named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2024. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2021 - 2023 LTI Program provides, with respect to the performance shares:

•	a threshold performance level up to which no performance shares will vest or be earned;
•	a target performance level at which the target number of performance shares will vest and be earned;
•	a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and
•	pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2021 - 2023 LTI Program, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

In considering constituents for the S&P SmallCap 600 and S&P MidCap 400 Indices, S&P Dow Jones Indices looks for companies (1) with market capitalizations of between $850 million and $3.6 billion for the S&P SmallCap 600 Index and $3.6 billion to $13.1 billion for the S&P MidCap 400 Index, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file annual reports with the SEC, and (5) listed on a major U.S. exchange, among other factors.  The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For 20% of the performance shares granted under our 2021 - 2023 LTI Program, the payout will be determined based on our controllable cost performance as follows:

•	there is no payout under the controllable cost performance metric if the annualized controllable cost increase is equal to or greater than 2% after offsetting underlying inflation;
•	the performance required for the target payout under the controllable cost performance metric is an annualized controllable cost increase at 0% after offsetting underlying inflation; and
•

the performance required for the maximum payout under the controllable cost performance metric is an annualized controllable cost reduction equal to or greater than 2% after offsetting underlying inflation.

Controllable costs are generally defined as our variable conversion costs which adjust with our product volume and mix plus corporate and plant overhead.  Controllable costs also (1) include benefits because we believe that management is required to take actions to influence benefit costs over the performance period and (2) exclude, among other things, major maintenance, research and development and enterprise resource planning costs to ensure that we continue to invest in the future of our company.

For the remaining 20% of the performance shares granted under our 2021 - 2023 LTI Program, the payout will be determined based on our adjusted EBITDA margin using performance goals approved by the compensation committee.

For 2021, the compensation committee determined that each named executive officer, with the exception of Mr. Harvey, should receive time-based restricted stock units having an economic value equal to approximately 45% of his target monetary value and a target number of performance shares having an economic value equal to approximately 55% of his target monetary value.  Mr. Harvey received time-based restricted stock units having an economic value equal to approximately 30% of his target monetary value and a target number of performance shares having an economic value equal to approximately 70% of his target monetary value.

The table below sets forth the target monetary value under our 2021 - 2023 LTI Program and the number of restricted stock units and performance shares granted to our named executive officers during 2021:

Name	Target Monetary Value	Number of Restricted Stock Units (1)	Number of Performance Shares (at Target) (2)

Keith A. Harvey	$2,760,000	7,407	17,285
John M. Donnan	$824,800	3,320	4,058
Neal E. West	$806,200	3,245	3,967
Jason D. Walsh	$372,100	1,498	1,830
Raymond D. Parkinson	$390,200	1,570	1,920

____________

(1)

The restricted stock units granted will vest on March 5, 2024 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2024, the restricted stock units will remain outstanding and vest on March 5, 2024 (or earlier in the event of his disability or death or a change in control). The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (i.e., 30% for Mr. Harvey and 45% for the other named executive officers) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $111.77 per share.

(2)

The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Harvey, Donnan, West, Walsh and Parkinson under our 2021 - 2023 LTI Program at each performance level:

Name	Below Threshold	Threshold	Target	Maximum

Keith A. Harvey	—	8,642	17,285	34,570
John M. Donnan	—	2,029	4,058	8,116
Neal E. West	—	1,983	3,967	7,934
Jason D. Walsh	—	915	1,830	3,660
Raymond D. Parkinson	—	960	1,920	3,840

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2024 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2024. If, prior to December 31, 2023, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2023, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2024 under our 2021-2023 LTI Program are determined as follows:

•

the threshold number of performance shares reflects that no performance shares will be earned in 2024 under our 2021-2023 LTI Program unless our company's performance meets or exceeds at least one of the applicable threshold performance levels required for each metric over the 2021 through 2023 performance period;

•

the target number of performance shares was calculated by dividing (A) the applicable percentage (i.e., 70% for Mr. Harvey and 55% for the other named executive officers) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $111.77 per share; and

•	the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.

In addition to the restricted stock units reflected in the table, Messrs. Donnan and West each received a grant of 10,000 shares of restricted stock units to recognize the increased complexity of their respective positions, as a result of the Warrick acquisition and increase retention as the company moves forward with the integration of Warrick and execution of our strategic initiatives, including relocating our headquarters from Foothill Ranch, California to Franklin, Tennessee, and their contributions in connection with leading our efforts in connection with the integration of Warrick. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (1) above.

Upon a change in control, all the restricted stock units will vest. However the number of performance shares earned, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns.  We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhances stockholder alignment, particularly when considering that the performance shares issued to our named executive officers have an economic value equal to at least 55% of each named executive officer's long-term incentive target (70% for Mr. Harvey, respectively), and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2019 - 2021 Performance Period

Relative TSR*	Total Payout Percentage: 31%
Controllable Cost**

_______________

* Relative TSR is against companies comprising the S&P 600 SmallCap Materials Sector Index.

** There was no payout under the controllable cost metric as we did not achieve threshold performance.

On March 5, 2022, the three-year vesting period applicable to the grant of restricted stock units under our long-term incentive program for 2019 through 2021, which we refer to as our 2019 - 2021 LTI Program, ended and shares were isused in accordance with the terms of the underlying grant. In addition, in early 2022 our compensation committee determined that 31% of the target performance shares granted under our 2019 - 2021 LTI Program had been earned based on our performance over the 2019 through 2021 performance period. The remaining performance shares granted under our 2019 - 2021 LTI Program were forfeited.

As previously discussed, despite the significant impact of the COVID-19 pandemic on the payout under our 2018-2020 LTI Program, the compensation committee, based on management’s recommendation, did not make any adjustments to the 2018-2020 LTI Program to mitigate the impact of the COVID-19 pandemic on the payout.

The payout under the 2019 - 2021 equity performance awards was based 60% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials Index and 40% on our total controllable cost performance. Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below.  The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2019 - 2021 TSR is as follows:

TSR =	$102.88 – $90.88	= 13.21%
$90.88

The beginning average price of $90.88 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from November 30, 2018 to December 31, 2018. The ending average price of $102.88 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2021 to December 31, 2021.  We paid out $7.96 per share of dividends during the 2019 - 2021 performance period.

Our TSR of 13.21% for the 2019 through 2021 performance period ranked #21 out of the 28 companies in the S&P SmallCap 600 Materials Index, or the 26th percentile, resulting in a payout of 52% of the target performance shares with the relative TSR performance metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2017-2019, 2018-2020 and 2019-2021 long-term incentive programs:

Performance shares earned, if any, are based on our TSR over the underlying three year performance period compared to the other companies comprising the S&P 600 SmallCap Materials Sector Index.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table to the right:	Percentile Ranking	Multiplier
	< 25th	0.0x
	25th	0.5x
	50th	1.0x
	75th	1.5x
	> 90th	2.0x

For the remaining 40% of the performance shares granted under the 2019 - 2021 LTI Program, the payout was determined based on our total controllable cost performance.  As previously discussed, we did not achieve the threshold performance required for payout of the performance shares with the total controllable cost performance metric as we were unable to offset underlying inflation over the performance period.

Retirement benefits

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•	the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and
•

a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•	A company match of the employee's pre-tax deferrals under our Savings Plan;
•	A company contribution to the employee's account under our Savings Plan; and
•	A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.  During 2021, all of our named executive officers received a vehicle allowance.  Messrs. Donnan and Harvey were also reimbursed for dues for club memberships.

Consideration of the 2021 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation.  At our 2021 annual meeting of stockholders, approximately 95% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting.  The compensation committee has considered the outcome of the vote on executive compensation at our 2021 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation.  Therefore, we did not make any changes to our executive compensation program as a direct result of the vote.  The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Actions with Respect to 2022 Compensation

The compensation committee approved a new peer group for us for 2022 as a result of our increased company size due to the acquisition of Warrick.  The compensation committee has also reviewed and determined our compensation program for 2022. The review included consideration of stockholder feedback and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program. Upon completion of the review, in March 2022, the compensation committee approved the compensation of our named executive officers for 2022, including base salaries effective April 1, 2022. For 2022, the compensation committee approved an approximately 3% to 5% increase in the total compensation target for each of our named executive officers, other than our CEO as discussed below, principally to more closely align their compensation with market and survey information regarding executive officers with similar experience and responsibilities.

The market pay analysis performed by Meridian at the end of 2021, using the new peer group for 2022, reflected that the total target compensation of our CEO for 2021 was 19% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 7% below the median base salary, (2) short-term incentive target was approximately 21% below the median and (3) long-term incentive target was approximately 21% below the median. The payout to our CEO under the incentive program was further impacted by the challenging business conditions resulted from the COVID-19 pandemic. As previously discussed, although the payouts under our incentive programs were significantly impacted by the severe business conditions resulting from the COVID-19 pandemic, based on management’s recommendation, the compensation committee did not make any adjustments to our existing incentive programs. Based on the market pay analysis, the compensation committee increased our CEO’s total 2022 compensation by approximately 13% to more closely align his compensation with market and survey information.

In addition, the compensation committee approved (1) a short-term incentive plan for 2022 (the “2022 STI Plan”) with a structure, terms and objectives generally consistent with the structure, terms and objectives of the 2021 STI Plan, and (2) a long-term incentive program for 2022 through 2024 (the “2022 – 2024 LTI Plan”) with a structure, terms and objectives generally consistent with the structure, terms and objectives of our 2021 - 2023 LTI Program, except for (i) the annual increase of the adjusted EBITDA targets resulting in threshold, target and maximum payouts under the 2022 STI Plan, (ii) the reduction of the maximum payout from 300% to 250% for certain executive officers, including the named executive officers, under the 2022 STI Plan, (iii) the reduction of the individual modifier range from +/-100% to +/-25% for certain executive officers, including the named executive officers, under the 2022 STI Plan, (iv) the elimination of total controllable cost as a performance metric under the 2022-2024 LTI Plan, and (v) the increase of the weighting of the adjusted EBITDA margin performance metric under the 2022-2024 LTI Plan from 20% to 40%. For more information regarding the 2022 compensation of our named executive officers, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2022.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our President and CEO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level required by the stock ownership guidelines. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors and employees, including our named executive officers, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures.  Our securities trading policy also prohibits our directors and employees, including our named executive officers, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the company, which are typically referred to as “cashless exercises”) or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Clawback Policy

Pursuant to the terms of our clawback policy, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. federal securities laws, we will use reasonable efforts to recover all excess incentive-based compensation from any then-current or former key employees, including our NEOs, (i) who received incentive-based compensation and (ii) determined by our board of directors to have willfully committed an act of fraud or dishonesty or recklessness in the performance of their duties that contributed to the noncompliance that resulted in our obligation to prepare the restatement.  In addition, our STI plan and equity grant documents under our long-term incentive plans contain forfeiture and clawback provisions that provide for the forfeiture of outstanding awards and the return of paid or vested awards if a participant, during employment or within one year after the termination of employment, (or, in the case of equity awards, within one year after the latest vest date of the applicable equity award) engages in certain detrimental activities, including (1) violation of our Code of Business Conduct and Ethics, (2) conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, (3) activity that results in termination of employment for cause, (4) disclosure of our confidential information without authorization, (5) activity that competes with our company, and (6) solicitation of our employees.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 31, 2020, we entered into an amended and restated severance agreement with Mr. Harvey in connection with his appointment as CEO.  The severance agreement, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the Severance Agreement provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of benefits for three years.

The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

As discussed more fully below, certain members of senior management, including four of our named executive officers, continue to have benefits related to terminations of employment in connection with a change in control, by us without cause and by the named executive officer with good reason. These protections limit our ability to materially reduce certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits in connection with a change in control.

2021 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Keith A. Harvey, our President and CEO (our principal executive officer); (2) Neal E. West, our Executive Vice President and Chief Financial Officer (our principal financial officer); and (3) each of John M. Donnan, Jason Walsh and Raymond D. Parkinson, our three other most highly compensated executive officers (based on total compensation for 2021).

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Keith A. Harvey,	2021	$893,751	$3,697,874	$588,600	$5,248	$320,039	$5,505,512
President and Chief	2020	$686,583	$1,769,707	$338,877	$81,095	$354,998	$3,231,260
Executive Officer	2019	$552,000	$1,670,451	$459,840	$79,931	$353,657	$3,115,879

John M. Donnan,	2021	$469,250	$2,088,596	$222,360	$12,856	$140,924	$2,933,986
Executive Vice President,	2020	$448,700	$765,849	$182,683	$71,496	$155,777	$1,624,506
Chief Administrative	2019	$438,800	$828,280	$302,249	$69,102	$155,553	$1,793,984
Officer and General Counsel

Neal E. West,	2021	$465,000	$2,065,273	$219,090	—	$290,926	$3,040,289
Executive Vice President	2020	$443,750	$741,098	$179,872	—	$85,501	$1,450,220
and Chief Financial Officer	2019	$410,333	$790,330	$287,400	—	$64,538	$1,552,601

Jason D. Walsh,	2021	$434,600	$466,723	$151,597	—	$129,846	$1,182,766
Executive Vice President -	2020	$398,612	$1,332,768	$99,090	—	$91,071	$1,921,542
Manufacturing

Raymond D. Parkinson,	2021	$382,475	$489,500	$102,613	—	$79,010	$1,053,598
Senior Vice President -	2020	$371,275	$377,177	$77,825	$52,902	$91,943	$971,122
Advanced Engineering	2019	$360,450	$403,494	$140,251	$69,968	$79,615	$1,053,778

(1)

Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P SmallCap 600 Materials Sector and S&P MidCap 400 Materials Sector Indices. The aggregate grant date fair value of the 2021 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value

Name	Year	At Probable Performance	At Maximum Performance

Keith A. Harvey	2021	$2,917,325	$4,733,670
John M. Donnan	2021	$684,934	$1,111,264
Neal E. West	2021	$669,515	$1,086,388
Jason D. Walsh	2021	$308,863	$501,164
Raymond D. Parkinson	2021	$324,053	$525,811

*

For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2021 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	Reflects payments earned under our 2021 STI Plan.
(3)

Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the PRIA-2012 White Collar Annuitant mortality table, projected forward with Scale MP-2020 as of December 31, 2020 and the PRIA-2012 White Collar Retiree mortality table, projected forward with Scale MP-2021 as of December 31, 2021 and (b) applying a discount rate of 2.95%, 2.05% and 2.05% per annum for 2019, 2020 and 2021, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 3.90%, 2.95% and 2.05% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Harvey, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(4)

Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total compensation was as follows:

•	For 2021, Mr. Harvey, 20%; Mr. Donnan, 29%; Mr. West, 29%; Mr. Walsh, 42%; and Mr. Parkinson, 41%;
•	For 2020, Mr. Harvey, 21%; Mr. Donnan, 29%; Mr. West, 30%; and Mr. Walsh, 47%; and
•	For 2019, Mr. Harvey, 22%; Mr. Donnan, 29%; Mr. West, 30%; and Mr. Parkinson, 34.2%.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Club Membership Dues	Vehicle Allowance	Relocation Costs	Total

Keith A. Harvey	2021	$31,763	$113,115	$161,605	$1,300	$12,256	—	$320,039
	2020	$34,200	$103,371	$204,795	$376	$12,256	—	$354,998
	2019	$33,600	$96,198	$210,598	$1,005	$12,256	—	$353,657

John M. Donnan	2021	$28,595	$36,193	$61,025	$2,428	$12,684	—	$140,924
	2020	$28,500	$46,595	$62,311	$5,688	$12,684	—	$155,777
	2019	$28,000	$50,437	$55,900	$8,532	$12,684	—	$155,553

Neal E. West	2021	$17,091	$21,292	$50,578	—	$14,054	$187,911	$290,926
	2020	$17,368	$26,769	$27,309	—	$14,054	—	$85,501
	2019	$16,532	$17,297	$18,997	—	$11,712	—	$64,538

Jason D. Walsh	2021	$17,041	$14,621	$85,163	—	$13,021	—	$129,846
	2020	$17,100	$16,588	$44,361	—	$13,021	—	$91,071

Raymond D. Parkinson	2021	$28,981	$17,030	$19,151	—	$13,848	—	$79,010
	2020	$28,582	$22,653	$30,322	—	$10,386	—	$91,943
	2019	$27,685	$24,770	$27,160	—	—	—	$79,583

Grants of Plan-Based Awards in 2021

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2021.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or		Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Awards (3) ($)

Keith A. Harvey	—	$450,000	$900,000	$2,700,000	—	—	—	—		—
	3/5/2021	—	—	—	—	—	—	7,407	(4)	$780,550
	3/5/2021	—	—	—	8,642	17,285	34,570	—		$2,917,325

John M. Donnan	—	$170,000	$340,000	$1,020,000	—	—	—	—		—
	3/5/2021	—	—	—	—	—	—	3,320	(4)	$349,862
	3/5/2021	—	—	—	—	—	—	10,000	(5)	$1,053,800
	3/5/2021	—	—	—	2,029	4,058	8,116	—		$684,934

Neal E. West	—	$167,500	$335,000	$1,005,000	—	—	—	—		—
	3/5/2021	—	—	—	—	—	—	3,245	(4)	$341,958
	3/5/2021	—	—	—	—	—	—	10,000	(5)	$1,053,800
	3/5/2021	—	—	—	1,983	3,967	7,934	—		$669,515

Jason D. Walsh	—	$115,900	$231,800	$695,400	—	—	—	—		—
	3/5/2021	—	—	—	—	—	—	1,498	(4)	$157,859
	3/5/2021	—	—	—	915	1,830	3,660	—		$308,863

Raymond D. Parkinson	—	$78,450	$156,900	$470,700	—	—	—	—		—
	3/5/2021	—	—	—	—	—	—	1,570	(4)	$165,447
	3/5/2021	—	—	—	960	1,920	3,840	—		$324,053

(1)

Reflects the threshold, target and maximum award amounts under our 2021 STI Plan for our named executive officers. No awards are payable when performance does not reach the threshold performance level. See the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for the actual monetary awards paid to the named executive officers under the 2021 STI Plan in March 2022.

(2)

Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2021 - 2023 LTI Program in 2024 at the threshold, target and maximum performance levels.  No performance shares will vest under the 2021 - 2023 LTI Program if our company's performance does not reach the threshold performance required during the three-year performance period.

(3)

Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 1000 Materials Index.

(4)	Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2021.
(5)	Reflects the number of restricted stock units received by the named executive officer pursuant to a one-time award granted effective March 5, 2021.

Employment-Related Agreements and Certain Employee Benefit Plans

Change in Control Agreements and Amended and Restated Severance Agreements

In 2002, in connection with the commencement of our chapter 11 bankruptcy and the implementation of our court-approved Chapter 11 Key Employee Retention Plan, we entered into Change in Control Agreements with certain key executives, including Messrs. Harvey and Donnan, in order to provide them with appropriate protection in the event of a termination of employment in connection with a change in control or, except as otherwise provided, a significant restructuring.  The Change in Control Agreements with Messrs. Harvey and Donnan were subsequently superseded by the amended and restated severance agreements with Messrs. Harvey and Donnan to, among other things, eliminate our obligation to make excise tax gross up payments to them.

In 2008, we entered into a Change in Control Agreement with Mr. West. In the event of a qualifying change in control termination of employment, Mr. West is entitled to receive (i) a lump sum payment equaling the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for one year.

On July 31, 2020, in accordance with our board-approved executive leadership succession plan, Mr. Harvey succeeded Mr. Hockema as our CEO.  In connection with the succession, on July 31, 2020, Mr. Harvey entered into an amended and restated severance agreement, which, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the severance agreement with Mr. Harvey provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of welfare benefits and perquisites for three years.

On March 5, 2021, the Company and Mr. Donnan entered into an amended and restated severance agreement that provides for the elimination of our obligation to make excise tax gross up payments to Mr. Donnan in the event of his termination in connection with a change in control of the Company. Similar to the amended and restated severance agreement with Mr. Harvey, in lieu of the gross up payment, the amended and restated severance agreement with Mr. Donnan provides that if any payments to Mr. Donnan upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.  In the event of a qualifying change in control termination of employment, Mr. Donnan is entitled to receive (i) a lump sum payment equaling two times the sum of his base pay and most recent short-term incentive target, (ii) a prorated portion of his short-term incentive target for the year of termination, (iii) a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved and (iv) the continuation of welfare benefits and perquisites for two years.

In consideration for the severance payment and continuation of benefits, each of Messrs. Harvey, Donnan and West will be subject to non-competition, non-solicitation and confidentiality restrictions following his termination of employment with us.

Salaried Severance Plan

Messrs. Donnan, West, Walsh and Parkinson are subject to our severance plan for salaried employees, which we refer to as our Salaried Severance Plan. Our Salaried Severance Plan provides for payment of a termination allowance and continuation of welfare benefits upon an involuntary separation of employment that is intended to be permanent. The termination allowance and continuation of welfare benefits are not available under our Salaried Severance Plan if:

•	the employee received severance compensation or welfare benefit continuation pursuant to a Change in Control Agreement (described above) or any other agreement;
•	the employee's employment is terminated other than by us without cause; or

•	the employee declined to sign, or subsequently revokes, a designated form of release.

The termination allowance payable to covered employees under our Salaried Severance Plan consists of a lump-sum cash payment equal to the employee's weekly base salary multiplied by a number of weeks (not to exceed 26), which we refer to as the continuation period, determined based on the employee's number of years of full employment. Under our Salaried Severance Plan, welfare benefits are continued following the termination of employment for the shorter of the continuation period and the period commencing on the termination of employment and ending on the date that the employee is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA. As of December 31, 2021, the continuation periods for Messrs. Donnan, West, Walsh and Parkinson were 24, 12, 12, and 26 weeks, respectively.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Harvey, Donnan, West, Walsh and Parkinson or his estate if his employment had terminated on December 31, 2021, the last business day of 2021, under various circumstances, see "— Potential Payments and Benefits upon Termination of Employment" below.

2021 Plan

The 2021 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, which we refer to as the "Securities Act") and non-employee directors of Kaiser may also be selected to participate in the 2021 Plan. As of December 31, 2021, there were approximately 109 employees and 11 non-employee directors of Kaiser expected to participate in the 2021 Plan.

Subject to adjustment as described in the 2021 Plan, the aggregate number of shares of our common stock available for awards granted under the 2021 Plan is limited to 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan) as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. As of the date of this Proxy Statement, approximately 597,101 shares of common stock are available for additional awards under the 2021 Plan.

The 2021 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2021 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain related to an award as determined by the compensation committee if a participant has engaged in any detrimental activity, either during employment by us or within a specified period after termination of employment.

Under the 2021 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair, Lead Independent Director or Executive Chairman.

Our board of directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2021 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively.

Our board of directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.  The 2021 Plan will expire on June 3, 2031. No grants will be made under the plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2021 Plan.

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $20,500 in calendar year 2022 (plus up to an additional $6,500 in the form of "catch-up" contributions for participants near retirement age) and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•

for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and

•	for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $58,000 in 2021, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•

if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:

•	the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and
•	the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and
•

annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to between 2% and 10% of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2021

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2021 and illustrates the impact of the intended design of our compensation program, which generally insures three years of restricted stock units and performance share awards are outstanding at any time.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value or Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Keith A. Harvey	30,000	(2)	$2,818,200	9,699	(7)	$911,124
	4,000	(3)	$375,760	10,307	(8)	$968,240
	4,250	(4)	$399,245	4,446	(9)	$417,657
	1,833	(5)	$172,192	17,285	(10)	$1,623,753
	7,407	(6)	$695,814

John M. Donnan	3,223	(3)	$302,769	3,849	(7)	$361,575
	3,421	(4)	$321,369	4,086	(8)	$383,839
	3,320	(6)	$311,881	4,058	(10)	$381,209
	10,000	(11)	$939,400

Neal E. West	3,075	(3)	$288,866	3,673	(7)	$345,042
	3,311	(4)	$311,035	3,954	(8)	$371,439
	3,245	(6)	$304,835	3,967	(10)	$372,660
	10,000	(11)	$939,400

Jason D. Walsh	5,000	(12)	$469,700	1,277	(7)	$119,961
	1,069	(3)	$100,422	1,357	(8)	$127,477
	1,136	(4)	$106,716	1,830	(10)	$171,910
	20,000	(13)	$1,878,800
	1,498	(6)	$140,722

Raymond D. Parkinson	1,570	(3)	$147,486	1,875	(7)	$176,138
	1,685	(4)	$158,289	2,012	(8)	$189,007
	1,570	(6)	$147,486	1,920	(10)	$180,365

(1)

Reflects the aggregate market value determined based on a per share price of $93.94, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2021.

(2)

Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 15, 2017 to increase his compensation and retention in connection with our succession planning. All such restricted stock units will vest on July 15, 2022 or earlier if Mr. Harvey’s employment terminates as a result of disability or death or in the event of a change in control. If Mr. Harvey’s employment is terminated by us without cause or his employment is terminated by him for good reason, in either case before July 15, 2022, the restricted stock units will remain outstanding and vest on July 15, 2022 (or earlier in the event of his disability or death or a change in control).

(3)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2019. All such restricted stock units vested on March 5, 2022, with each entitling the named executive officer to one share of common stock.

(4)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2020. All such restricted stock units will vest on March 5, 2023 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2023, the restricted stock units will remain outstanding and vest on March 5, 2023 (or earlier in the event of his disability or death or a change in control).

(5)

Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these restricted stock units are the same as the terms and conditions described above in Note (4).

(6)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2021. All such restricted stock units granted will vest on March 5, 2024 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2024, the restricted stock units will remain outstanding and vest on March 5, 2024 (or earlier in the event of his disability or death or a change in control).

(7)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2019. The number of performance shares earned was based on the level of performance achieved during the three-year performance period vested on March 5, 2022. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2022 and, based on the certified performance level, 31% of the target performance shares received by the named executive officers were earned.

(8)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2020. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2023 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2023. If, prior to December 31, 2022, the named executive officer’s employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2022, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date.

(9)

Reflects the target number of performance shares received by Mr. Harvey pursuant to an award granted effective July 31, 2020 in connection with his appointment as President and CEO. The terms and conditions applicable to these performance shares are the same as the terms and conditions described above in Note (8).

(10)

Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2021. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2024 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2024. If, prior to December 31, 2023, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2023, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date.

(11)

Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2021. All such restricted stock units granted will vest on March 5, 2024 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2024, the restricted stock units will remain outstanding and vest on March 5, 2024 (or earlier in the event of his disability or death or a change in control).

(12)

Reflects the number of restricted stock units received by Mr. Walsh pursuant to an award granted effective June 1, 2018 to increase his compensation and retention. All such restricted stock units will vest on June 1, 2023 or earlier if Mr. Walsh’s employment terminates as a result of disability or death or in the event of a change in control. If Mr. Walsh’s employment is terminated by us without cause or Mr. Walsh’s employment is terminated by him for good reason, in either case before June 1, 2023, the restricted stock units will remain outstanding and vest on June 1, 2023 (or earlier in the event of his disability or death or a change in control).

(13)

Reflects the number of restricted stock units received by Mr. Walsh pursuant to an award granted effective August 12, 2020 to increase his compensation and retention. All such restricted stock units will vest on August 12, 2025 or earlier if Mr. Walsh’s employment terminates as a result of disability or death or in the event of a change in control. If Mr. Walsh’s employment is terminated by us without cause or Mr. Walsh’s employment is terminated by him for good reason, in either case before August 12, 2025, the restricted stock units will remain outstanding and vest on August 12, 2025 (or earlier in the event of his disability or death or a change in control).

Option Exercises and Stock Vested in 2021

The table below sets forth information regarding the vesting during 2021 of performance shares granted to our named executive officers in 2018 and restricted stock units.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Keith A. Harvey	7,576	$868,285
John M. Donnan	4,602	$527,435
Neal E. West	1,257	$144,065
Jason D. Walsh	1,257	$144,065
Raymond D. Parkinson	2,241	$256,841

(1)

Reflects the aggregate market value of (i) restricted stock units that vested on March 5, 2021, determined based on a per share price of $114.61, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, and (ii) shares of common stock that were received upon the vesting on March 5, 2021 of 39% of the target number of performance shares granted to our named executive officers in 2018 based on actual results over the three-year performance period, determined in the same manner as the restricted stock units that vested on March 5, 2021.

Pension Benefits as of December 31, 2021

The table below sets forth information regarding the present value as of December 31, 2021 of the accumulated benefits of our named executive officers in our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$646,118
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$533,548
Neal E. West	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Jason D. Walsh	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Raymond D. Parkinson	Kaiser Aluminum Salaried Employees Retirement Plan	13.75	$564,840

(1)	Determined (a) assuming mortality according to the PRIA-2012 White Collar Healthy Annuitant mortality table, projected forward with Scale MP-2021 and (b) applying a discount rate of 2.05% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2021

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2021.  For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE (4)

Keith A. Harvey	$113,115	$184,993	$1,933,077
John M. Donnan	$36,193	$135,696	$1,445,647
Neal E. West	$21,292	$14,874	$220,072
Jason D. Walsh	$14,621	$15,320	$128,637
Raymond D. Parkinson	$17,030	$78,413	$538,900

(1)	In each case, 100% of such amount is included in the amounts for 2021 reflected in the "All Other Compensation" column of the Summary Compensation Table above.
(2)

Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.

(3)

Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.

(4)

Of the amount reported in this column, $772,893 for Mr. Harvey, $588,508 for Mr. Donnan, $44,066 for Mr. West, $16,588 for Mr. Walsh and $24,770 for Mr. Parkinson were previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

Potential Payments and Benefits Upon Termination of Employment

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers would have been entitled if their employment had terminated on December 31, 2021, the last business day of 2021, under various circumstances.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer had been voluntarily terminated by him on December 31, 2021, he would have forfeited all of his outstanding incentive awards, including his award under our 2021 STI Plan and all outstanding shares of restricted stock, restricted stock units and performance shares previously granted to him.  In addition, the named executive officer would not have been eligible for severance benefits.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2021, he would have forfeited all of his outstanding incentive awards, including his award under our 2021 STI Plan and all outstanding restricted stock units and performance shares previously granted to him.  In addition, the named executive officer would not have been eligible for severance benefits.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Harvey’s amended and restated severance agreement, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2021, Mr. Harvey would have been entitled to receive (1) payment of his award under our 2021 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2021 base salary and 2021 STI Plan incentive target, and (3) continuation of his welfare benefits for two years commencing on December 31, 2021.

Under the 2021 STI Plan, the awards were conditioned on employment on the date of payment unless employment had been terminated as a result of death, disability or retirement at or after age 65. If employment of any of our named executive officers (other than Mr. Harvey) had terminated by us without cause or by the named executive officer with good reason on December 31, 2021, he would not have been entitled to receive any payment under the 2021 STI Plan.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2021, then (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, would have remained outstanding and would vest on their original vesting dates (or earlier in the event of disability or death or a change in control) and (2) all performance shares granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 31, 2020, would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Under our Salaried Severance Plan, if the employment of Messrs. Donnan, West, Walsh, or Parkinson had been terminated by us without cause on December 31, 2021, the named executive office would have been entitled to (1) a lump-sum payment equal to his weekly base salary multiplied by his continuation period, determined based on his number of years of full employment as of December 31, 2021, and (2) continuation of his welfare benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under the amended and restated severance agreements with Messrs. Harvey and Donnan, if the employment of Messrs. Harvey or Donnan had been terminated by us without cause or voluntarily terminated by him for good reason within two years following a change in control on December 31, 2021, he would have been entitled to receive (1) payment of his award under our 2021 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.5 times (two times for Mr. Donnan) the sum of his 2021 base salary and 2021 STI Plan incentive target, and (3) continuation of his welfare benefits for three years (two years for Mr. Donnan) commencing on December 31, 2021.  If any payments to Messrs. Harvey or Donnan upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under the Change in Control Agreement with Mr. West, if Mr. West’s employment had been terminated by us without cause or by him for good reason in connection with a change in control on December 31, 2021, he would have been entitled to receive (1) payment of his award under our 2021 STI Plan, determined based on actual performance, (2) a lump-sum payment equal to the sum of his 2021 base salary and 2021 STI Plan incentive target, (3) continuation of his welfare benefits for one year commencing on December 31, 2021, and (4) continuation of his perquisites for one year commencing on December 31, 2021.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2021, then (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, would have immediately vested, and (2) all performance shares granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2021.

Qualified Retirement

None of our named executive officers reached age 65 during 2021.  Accordingly, none of the named executive officers would have been entitled to payment pursuant to qualified retirement under our 2021 STI Plan or equity award agreements if his employment had been terminated as a result of retirement on December 31, 2021.

Disability or Death

Under the 2021 STI Plan, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2021, he or his estate would have been entitled to receive a payment under the 2021 STI Plan, determined based on actual performance.  If December 31, 2021 had not been the last day of 2021, the award would have been prorated for the actual number of days of his employment in 2021.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2021, then (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, would have immediately vested, and (2) the target number of performance shares granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and in the case of Mr. Harvey, July 31, 2020, would have immediately vested.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, or his estate, if his employment had terminated on December 31, 2021, the last business day of 2021, under the following circumstances:

•	voluntary termination by the named executive officer prior to age 65;
•	termination by us for cause;
•	termination by us without cause or by the named executive officer with good reason;
•	termination by us without cause or by the named executive officer with good reason following a change in control;
•	termination as a result of disability; and
•	termination as a result of death.

Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Harvey	Voluntary Termination	$86,538	—	—	$1,933,077	$2,019,616
	Termination for Cause	$86,538	—	—	—	$86,538
	Termination by us without Cause or by NEO with Good Reason	$675,138	$3,674,981	$7,884,745	$1,933,077	$14,167,941
	Termination by us without Cause or by NEO with Good Reason Following CIC	$675,138	$4,642,071	$5,727,261	$1,933,077	$12,977,547
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$675,138	$580,527	$8,562,847	$1,933,077	$11,751,590
	Death (6)	$675,138	$800,000	$8,562,847	$1,933,077	$11,971,063
Donnan	Voluntary Termination	$45,673	—	—	$1,445,647	$1,491,320
	Termination for Cause	$45,673	—	—	—	$45,673
	Termination by us without Cause or by NEO with Good Reason	$45,673	$245,780	$2,786,926	$1,445,647	$4,524,026
	Termination by us without Cause or by NEO with Good Reason Following CIC	$268,033	$1,743,568	$2,226,219	$1,445,647	$5,683,467
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$268,033	$656,163	$3,054,406	$1,445,647	$5,424,249
	Death (6)	$268,033	$800,000	$3,054,406	$1,445,647	$5,568,086
West	Voluntary Termination	$36,154	—	—	$220,072	$256,226
	Termination for Cause	$36,154	—	—	—	$36,154
	Termination by us without Cause or by NEO with Good Reason	$36,154	$119,799	$2,728,384	$220,072	$3,104,409
	Termination by us without Cause or by NEO with Good Reason Following CIC	$255,244	$856,340	$2,183,806	$220,072	$3,515,461
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$255,244	$501,581	$2,983,683	$220,072	$3,960,580
	Death (6)	$255,244	$285,000	$2,983,683	$220,072	$3,743,999
Walsh	Voluntary Termination	$33,677	—	—	$128,637	$162,313
	Termination for Cause	$33,677	—	—	—	$33,677
	Termination by us without Cause or by NEO with Good Reason	$33,677	$111,567	$3,045,269	$128,637	$3,319,149
	Termination by us without Cause or by NEO with Good Reason Following CIC	$33,677	$113,368	$2,835,926	$128,637	$3,111,607
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$185,274	$2,647,326	$3,134,060	$128,637	$6,095,296
	Death (6)	$185,274	$800,000	$3,134,060	$128,637	$4,247,970
Parkinson	Voluntary Termination	$37,048	—	—	$538,900	$575,948
	Termination for Cause	$37,048	—	—	—	$37,048
	Termination by us without Cause or by NEO with Good Reason	$37,048	$213,967	$893,894	$538,900	$1,683,810
	Termination by us without Cause or by NEO with Good Reason Following CIC	$37,048	$218,518	$621,575	$538,900	$1,416,041
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$139,661	$423,131	$1,024,262	$538,900	$2,125,954
	Death (6)	$139,661	$50,000	$1,024,262	$538,900	$1,752,823

(1)

Includes (a) any earned but unpaid payments under the 2021 STI Plan and (b) any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2021 base salary at December 31, 2021, that all 2021 vacation was used, and that the named executive officer had five weeks of accrued vacation for 2021.

(2)

Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, any lump sum payment, the value of any continuation of welfare benefits and the value of any continuation of perquisites, as applicable, with:

(a)

the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2021 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2022, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2023 as compared to 2022;

(b)

the value of any continuation of disability benefits commencing on December 31, 2021 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Society of Actuaries 1987 GLTD table and extrapolated for ages over 62, and (v) applying a discount rate of 2.05% per annum;

(c)

the value of any continuation of life insurance benefits commencing on December 31, 2021 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Pri-2012 White Collar Retiree Mortality Table MP-2021 Generational Mortality Improvement Projection, and (v) applying a discount rate of 2.05% per annum; and

(d)	the value of any continuation of perquisites commencing on December 31, 2021 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.
(3)	Reflects an amount equal to the product of $93.94, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2021, and:
(a)

in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2019, the actual number of such performance shares earned and vested in March 2022, and (3) the target number of performance shares granted to him effective March 5, 2020 and March 5, 2021, and, in the case of Mr. Harvey, July 31, 2020;

(b)

in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2019, the actual number of such performance shares earned and vested in March 2019, and (3) with respect to the performance shares granted to him effective March 5, 2020 and March 5, 2021, and, in the case of Mr. Harvey, July 31, 2020, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2021; and

(c)

in the case of termination as a result of disability or death, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2019, March 5, 2020 and March 5, 2021 and, in the case of Mr. Harvey, July 15, 2017 and July 31, 2020; and in the case of Mr. Walsh, June 1, 2018 and August 12, 2020, (2) with respect to the performance shares granted to him effective March 5, 2019, the actual number of such performance shares earned and vested in March 2022, and (3) the target number of performance shares granted to him effective March 5, 2020 and March 5, 2021, and, in the case of Mr. Harvey, July 31, 2020.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2019, March 5, 2020 and March 5, 2021, and, in the case of Mr. Harvey, July 31, 2020, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery.  Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2019, March 5, 2020, March 5, 2021 and July 31, 2020, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2021.

(4)

Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled.  In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.

(5)

Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.

(6)

Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, that would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel.  Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

Pay Ratio

For the year ended December 31, 2021, (1) the annual total compensation of Mr. Harvey, our CEO, was $5,505,512 (the same amount as reported for him for 2021 in the Summary Compensation Table above); (2) the annual total compensation of our median employee (defined below) was $73,249; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Harvey) was 75:1.  This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.  This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.  The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2021 was determined in the same manner as the total compensation shown for Mr. Harvey in the Summary Compensation Table.

In addition, under the disclosure instructions 2 to Item 402(u) of Regulation S-K, the median employee may be identified once every three years if there is no significant impact to the pay ratio disclosure. Our employee population described in this section does not include approximately 1,141 employees from Warrick, which we acquired in April 2021. Other than the Warrick acquisition, there had been no material changes to our employee population or the median employee’s compensation arrangements in 2021 that would significantly affect the pay ratio disclosure.

Our median employee is the same employee selected for the 2021 proxy statement and was identified using the following methodology:

•	we prepared a list of all employees as of December 31, 2020, which is our determination date;
•	we applied a Canadian to U.S. dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2020;
•

we ranked the annual gross income of all employees for the year ended December 31, 2020, except for Mr. Harvey, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and

•	we selected the employee with the median annual gross income (our "median employee").

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our executive chair and non-employee directors who served in 2021.

Director Compensation for 2021

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Michael C. Arnold	$48,750	$93,750	$546	$143,046
David Foster	$78,000	$125,000	$3,900	$206,900
Leo Gerard	$66,750	$125,000	$3,900	$195,650
L. Patrick Hassey (4)	$6,750	—	$2,529	$9,279
Jack A. Hockema	$219,000	—	$121,802	$340,802
Emily Liggett	$76,750	$125,000	$3,900	$205,650
Lauralee E. Martin	$102,750	$125,000	$3,900	$231,650
Alfred E. Osborne, Jr., Ph.D.	$110,000	$125,000	$3,900	$238,900
Teresa M. Sebastian	$81,250	$125,000	$3,900	$210,150
Donald J Stebbins	$90,750	$125,000	$3,900	$219,650
Thomas M. Van Leeuwen	$83,500	$125,000	$3,900	$212,400
Brett E. Wilcox	$91,000	$125,000	$3,900	$219,900
Kevin W. Williams	$51,000	$93,750	$546	$145,296

(1)

Reflects (a) annual retainer of $60,000, except for Messrs. Arnold and Williams, (b) any additional annual retainer for serving as Lead Independent Director or chair of a committee of the board of directors, and (c) fees for attendance of board or board committee meetings. Messrs. Arnold and Williams joined the board of directors in September 2021 and each received a pro-rated annual retainer to reflect service on the board of directors of less than a full year. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2021: Ms. Martin elected to receive 609 shares of common stock in lieu of $79,906 of her annual retainer; Dr. Osborne elected to receive 724 shares of common stock in lieu of $94,995 of his annual retainer; Ms. Sebastian elected to receive 91 shares of common stock in lieu of $11,940 of her annual retainer, Mr. Stebbins elected to receive 571 shares of common stock in lieu of $74,920 of his annual retainer, and Mr. Wilcox elected to receive 266 shares of common stock in lieu of $34,901 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $131.21, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.

(2)

Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 3, 2021, in accordance with our director compensation policy described below, each non-employee director, other than Messrs. Arnold and Williams, received a grant of restricted stock having a value of $125,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $131.21, resulting in the issuance of 952 shares of restricted stock to each non-employee director. On September 3, 2021, each of Messrs. Arnold and Williams was appointed to our board and received a grant of restricted stock having a value of $93,750; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $123.58, resulting in the issuance of 758 shares of restricted stock to each of Messrs. Arnold and Williams. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2021 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As of December 31, 2021, each non-employee director, other than Messrs. Arnold and Williams, held 952 shares of restricted stock. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 3, 2022 or earlier if the director's services to our company terminate as a result of disability or death, or in the event of a change in control. The restrictions on 100% of the shares of restricted stock granted to each of Messrs. Arnold and Williams will lapse on September 3, 2022 or earlier if the director's services to our company terminate as a result of disability or death, or in the event of a change in control. The non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock he or she holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(3)

Reflects dividends received on restricted stock for all directors other than Mr. Hockema. For Mr. Hockema, the amount reflects dividend equivalent payments in the amount of $107,232 and automotive allowance in the amount of $14,570.  As previously disclosed, Mr. Hockema transitioned from CEO to Executive Chairman of the Board in July 2020.

(4)	Mr. Hassey’s term expired at our 2021 annual meeting of stockholders.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors.

Pursuant to our director compensation policy, each of our non-employee directors receives the following compensation:

•	an annual retainer of $60,000 per year;
•	an annual grant of restricted stock having a grant date value equal to $125,000;
•	a fee of $1,500 per day for each meeting of our board of directors attended in person and $750 per day for each such meeting attended by phone or virtually; and
•

a fee of $1,500 per meeting for each in-person board committee meeting attended ($2,000 per meeting for each such audit committee meeting) and $750 per meeting for each telephonic board committee meeting attended ($1,000 per meeting for each such audit committee meeting).

In addition, pursuant to our director compensation policy, the Lead Independent Director receives an additional annual retainer of $25,000, the chair of the audit committee receives an additional annual retainer of $20,000, the chair of the compensation committee receives an additional annual retainer of $15,000, the chair of the nominating and corporate governance committee receives an additional annual retainer of $10,000 and the chair of the ESG committee receives an additional annual retainer of $10,000, with all such amounts payable at the same time as the annual retainer. The Executive Chairman receives compensation in his role as Executive Chairman in an amount equal to the sum of the annual retainers and meeting fees paid by the Company to its directors for service on the board and the amount of the additional annual retainer paid by the Company to the Lead Independent Director. Each non-employee director may elect to receive shares of common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))

	(a)		(c)
Equity compensation plans approved by stockholders (1)	650,969	(2)	716,496	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	650,969	(2)	716,496	(3)

(1)

Includes awards made under the 2016 Plan and 2021 Plan. The 2016 Plan was succeeded in its entirety by the 2021 Plan on June 3, 2021, the date the 2021 Plan was approved by our stockholders and became effective. Copies of the 2016 Plan and 2021 Plan are attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2016 and Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2021, respectively.

(2)

Reflects restricted stock units covering 300,589 shares of our common stock and performance shares covering 350,380 shares of our common stock, in each case outstanding as of December 31, 2021, and does not include 10,084 shares of restricted stock that remained subject to forfeiture as of December 31, 2021 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregate reported number may overstate actual dilution.

(3)

Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 525,000 shares of our common stock, plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the company's common stock beneficially owned as of March 31, 2022 by:

•	each named executive officer;
•	each of our current directors and director nominees;
•	all our current directors and executive officers as a group; and
•	each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 15,904,116 shares of our common stock outstanding as of March 31, 2022.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Directors and Named Executive Officers
Keith A. Harvey	17,696		*
John M. Donnan	5,839		*
Neal E. West	4,180	(2)	*
Jason Walsh	7,121		*
Raymond D. Parkinson	10,118		*
Jack A. Hockema	25,085	(3)	*
Michael C. Arnold	758	(4)
David A. Foster	16,812	(4)	*
Leo W. Gerard	2,941	(4)	*
Emily M. Liggett	5,144	(4)	*
Lauralee E. Martin	11,454	(4)	*
Alfred E. Osborne, Jr., PhD	22,133	(4)(5)	*
Teresa M. Sebastian	4,270	(4)(6)	*
Donald J. Stebbins	6,160	(4)(7)	*
Thomas M. Van Leeuwen	16,743	(4)	*
Brett E. Wilcox	16,262	(4)	*
Kevin W. Williams	758	(4)	*
All current directors and executive officers as a group (23 persons)	195,352	(2)(3)(4)(5)	1.2%
5% Stockholders
BlackRock, Inc.	2,595,407	(8)	16.3%
Vanguard Group, Inc.	1,885,080	(9)	11.9%
Victory Capital Management Inc.	1,005,618	(10)	6.3%
State Street Corporation	866,854	(11)	5.5%
Macquarie Group Limited	814,532	(12)	5.1%

* Less than one percent.

(1)	Does not includes restricted stock units held by executive officers.
(2)	Reflects shares of common stock held by the West Family Trust.
(3)	Reflects shares of common stock held by the Hockema Family Trust.
(4)

Includes shares of restricted stock that remained subject to forfeiture as of March 31, 2022, as follows: Arnold (758 shares); Foster (952 shares); Gerard (952 shares); Liggett (952 shares); Martin (952 shares); Osborne (952 shares); Sebastian (952 shares); Stebbins (952 shares); Van Leeuwen (952 shares); Wilcox (952 shares); and Williams (758 shares).

(5)

Includes 3,500 shares of our common stock held by a Keogh plan of which Dr. Osborne is the beneficiary and 500 shares held by the Rahnasto/Osborne Revocable Trust U/A DTD 11/07/1999 of which Dr. Osborne is a co-beneficiary and a co-trustee.

(6)	Includes 3,318 shares of our common stock held by the Truxton Trust of which Ms. Sebastian is the beneficiary and trustee.
(7)	Includes 50 shares of our common stock held by a family trust.
(8)

Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. on January 27, 2022. BlackRock, Inc. has sole voting power with respect to 2,559,643 shares and sole dispositive power with respect to 2,595,407 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)

Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 10 to Schedule 13G filed by Vanguard Group, Inc. on February 10, 2022. Vanguard Group, Inc. has shared voting power with respect to 14,753 shares, sole dispositive power with respect to 1,856,944 shares and shared dispositive power with respect to 28,136 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(10)

Shares beneficially owned by Victory Capital Management Inc. are as reported on a Schedule 13G filed by Victory Capital Management Inc. on February 2, 2022. Victory Capital Management Inc. has sole voting power with respect to 995,283 shares and sole dispositive power with respect to 1,005,618 shares. The principal address of Victory Capital Management Inc. is 4900 Tiedman Road, 4th Floor, Brooklyn, Ohio 44144.

(11)

Shares beneficially owned by State Street Corporation are as reported on Amended Schedule 13G filed by State Street Corporation on February 11, 2022. State Street Corporation has shared voting power with respect to 832,998 shares and shared dispositive power with respect to 866,854 shares. The principal address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(12)

Shares beneficially owned by Macquarie Group Limited, Macquarie Management Holdings Inc, Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited are as reported on Amendment No. 1 to Schedule 13G jointly filed by Macquarie Group Limited, Macquarie Management Holdings Inc, Macquarie Investment Management Business Trust and Macquarie Investment Management Group Limited on February 14, 2022.  Macquarie Management Holdings Inc and Macquarie Investment Management Business Trust have sole voting power and sole dispositive power with respect to 806,794 shares. Macquarie Investment Management Group Limited has sole voting power and sole dispositive power with respect to 213 shares. The principal address of Macquarie Group Limited, Macquarie Management Holdings Inc, Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited is 50 Martin Place Sydney, New South Wales, Australia.  The principal address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted any other specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2022 and the effectiveness of our internal control over financial reporting as of December 31, 2022. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm.  In the course of these reviews, the audit committee considers, among other things:

•	the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;
•	an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;
•	external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;
•	the appropriateness of Deloitte & Touche LLP's fee;
•

Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;

•	Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and
•	Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2022.

In accordance with rules of the Securities and Exchange Commission and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company.  For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years.  The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as critical accounting matters, including (1) revenue recognition, (2) environmental contingencies and (3) acquisitions.  For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2021. During the year ended December 31, 2021, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee

Lauralee E. Martin (Chair)

Emily Liggett

Teresa M. Sebastian

Thomas M. Van Leeuwen

Brett E. Wilcox

Kevin W. Williams

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2020 and 2021, and fees billed for other services rendered by Deloitte & Touche LLP.

	2020	2021

Audit Fees(1)	$1,879,847	$3,022,310
Audit-Related Fees (2)	$1,852,253	-
Tax Fees (3)	$7,938	$7,896
All Other Fees (4)	$371,137	$2,801,895

(1)

Audit fees for 2020 and 2021 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years, audit services provided in connection with compliance with the requirements of the Sarbanes-Oxley Act, services relating to debt offerings and comfort letters, the audit of Warrick’s opening balance sheet and fees relating to the review of agreed-upon procedures relating to certain environmental matters.

(2)	Audit-related fees for 2020 consist principally of fees for due diligence related to mergers and acquisitions, including the Company’s strategic acquisition of Warrick.
(3)	Tax fees consist principally of fees for tax advisory services related to the preparation of tax returns for certain of our subsidiaries.
(4)

All other fees for 2020 and 2021 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library and consulting fees for special projects, including the acquisition and integration of Warrick. Deloitte & Touche LLP was selected as the consultant for the acquisition and integration of Warrick because of its unique qualifications, including knowledge and experience with the metals industry, intimate familiarity with similar types of systems and process separation and integration, familiarity with the IT systems used to support Warrick and knowledge of our operations, systems and processes. Deloitte & Touche LLP completed its engagement in connection with the integration work in early 2021 and no non-audit fees related to the integration work was incurred or will be incurred in 2022.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with the Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit fees, audit-related fees, tax fees and other fees for 2021 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports or written representations from certain reporting persons received by us with respect to 2021, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that the Form 4 filed on March 16, 2021 for Mr. Parkinson was filed one day late.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 6, 2023. To be presented at the 2023 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 7, 2023 and no earlier than February 5, 2023, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067 and directed to the corporate secretary.

In addition to satisfying the foregoing requirements and other procedures set forth under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 3, 2023 for the 2023 annual meeting; provided, however, that if the date of the 2023 annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then the notice must be provided by the later of 60 calendar days prior to the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

Franklin, Tennessee

April 29, 2022

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Year Ended December 31,
	2021	2020	2019
Net sales	$2,622.0	$1,172.7	$1,514.1
Hedged cost of alloyed metal[1]	(1,510.8)	(475.6)	(658.6)
Value added revenue	$1,111.2	$697.1	$855.5

GAAP net (loss) income	$(18.5)	$28.8	$62.0
Interest expense	49.5	40.9	24.6
Other expense, net	38.9	1.4	20.7
Income tax (benefit) provision	(5.5)	10.0	18.4
GAAP operating income	64.4	81.1	125.7
Mark-to-market loss (gain)[2]	1.4	(2.6)	5.8
Goodwill impairment	—	—	25.2
Restructuring (benefits) charges	(0.8)	7.5	—
Acquisition costs[3]	28.0	5.5	—
Other operating NRR loss[4,5]	8.1	10.1	6.9
Operating income, excluding operating NRR items	101.1	101.6	163.6
Depreciation and Amortization	91.5	52.2	49.1
Adjusted EBITDA[6]	$192.6	$153.8	$212.7

GAAP net (loss) income	$(18.5)	$28.8	$62.0
Operating NRR Items	36.7	20.5	37.9
Non-Operating NRR Items	38.1	4.7	26.9
Tax impact of above NRR Items	(17.7)	(6.2)	(15.8)
Adjusted net income	$38.6	$47.8	$111.0

GAAP (loss) earnings per diluted share[7]	$(1.17)	$1.81	$3.83
Adjusted earnings per diluted share[7]	$2.40	$3.01	$6.85

1 Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

2 Mark-to-market loss (gain) on derivative instruments 2021, 2020 and 2019 represents: (i) the reversal of mark-to-market loss (gain) on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2021, 2020 and 2019; (ii) loss (gain) on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Operating income excluding non-run-rate items reflects the realized loss (gain) of such settlements.

3 Acquisition costs are non-run-rate acquisition-related transaction costs, which include professional fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.

4 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

5 Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, non-cash asset impairment charges, environmental expenses and workers' compensation cost (benefit) due to discounting.

6 Adjusted EBITDA = Consolidated Operating Income before NRR plus Depreciation and Amortization.

7 Diluted shares for EPS calculated using treasury method.

The Proxy Statement contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the company. This Appendix A provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measure. The non-GAAP financial measures used within the Proxy Statement are value added revenue, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share, which exclude non-run-rate items and ratios related thereto. “Non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

KAISER ALUMINUM VOTE

Your vote matters – here's how to vote!

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1. Election of Directors:

01 - KEITH A. HARVEY   02 - ALFRED E. OSBORNE, JR.   03 - TERESA M. SEBASTIAN   04 - DONALD J. STEBBINS

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.   01 ☐ 02 ☐ 03 ☐ 04 ☐

	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐
3. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

03MZ8B

VOTE ALUMINUM Your vote maote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m. Eastern Time on June 9, 2020 Online Go to www.envisionreports.com/KALU or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a Mack Ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends you vote “FOR ALL” all the nominees listed in the following proposal. 1. Election of Directors: 01 – JACK A. HOCKEMA 02 – LAURALEE E. MARTION 03 – BRETT E. WILCOX Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT – To withhold a vote for ease print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX 039284

Proxy — KAISER ALUMINUM CORPORATION

1550 West McEwen Drive, Suite 500
Franklin, Tennessee 37067

The undersigned hereby appoints John M. Donnan, Keith A. Harvey and Neal E. West, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Central Time on Thursday, June 2, 2022 at the corporate office of Kaiser Aluminum Corporation, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Wednesday, June 1, 2022 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Wednesday, June 1, 2022 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, P.O. Box 505000, Louisville, KY 40233 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

portant notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders, The Proxy Statement and the 2019 Annual Report to Stockholders are available at: www.envisinreports.com/KALU If VOTING BY MAIL, SIGN DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENYELOPE. Proxy – KAISER ALUMINUM CORPORATION 27422 Portola Parkway, Suite 200 Foothill Ranch, California 92610 This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 10, 2020 The undersigned hereby appoints Jack A. Hockema, Keith A, Hervey, Neal West and John M. Doman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys – In – fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their d